EXECUTION VERSION

CREDIT AGREEMENT
Dated as of November 4, 2019
among
ALLIANCEBERNSTEIN L.P.
as Borrower
and
AXA EQUITABLE HOLDINGS, INC.
as Lender

TABLE OF CONTENTS
1.DEFINITIONS AND RULES OF INTERPRETATION.    1
1.1Definitions    1
1.2Rules of Interpretation    13
1.3Divisions    14
2.THE CREDIT FACILITY.    14
2.1Commitment to Lend    14
2.2Commitment Fee    14
2.3Reduction or Termination of Commitment    15
2.4The Notes; the Record    15
2.5Interest on Loans    15
2.6Requests for Loans    16
2.7Funding Procedures    16
3.REPAYMENT OF LOANS    16
3.1Maturity    16
3.2Mandatory Repayments of Loans    17
4.CERTAIN GENERAL PROVISIONS    17
4.1Application of Payments    17
4.2Funds for Payments    17
4.3Computations    17
4.4Additional Costs, Etc.    17
4.5Certificate    18
4.6Indemnity    18
4.7Interest After Default    19
4.8Taxes    19
5.REPRESENTATIONS AND WARRANTIES.    20
5.1Corporate Authority    20
5.2Governmental Approvals    21
5.3Financial Statements    21
5.4No Material Changes, Etc.    22
5.5Permits    22
5.6Litigation    22
5.7Compliance with Other Instruments, Laws, Etc.    22
5.8Investment Company Act    23
5.9Employee Benefit Plans    23
5.10Use of Proceeds    23
5.11General    23
5.12OFAC    24
5.13Anti-Corruption Laws    24
5.14Taxes    24
5.15Senior Indebtedness    24
6.AFFIRMATIVE COVENANTS OF THE BORROWER.    24
6.1Records and Accounts    24
6.2Financial Statements, Certificates, and Information    24
6.3Notices    25
6.4Existence; Business; Properties    26
6.5Insurance    27
6.6Taxes    27
6.7Inspection of Properties and Books, Etc.    27
6.8Compliance with Government Mandates, Contracts, and Permits    28
6.9Use of Proceeds    28
6.10Certain Changes in Accounting Principles    28
6.11Broker-Dealer Subsidiaries    29
6.12Senior Indebtedness    29
7.CERTAIN NEGATIVE COVENANTS OF THE BORROWER.    29
7.1Disposition of Assets    29
7.2Fundamental Changes    30
7.3Restrictions on Liens    31
7.4Distributions    32
7.5Transactions with Affiliates    33
7.6Employee Benefit Plans    33
7.7Amendments to Certain Documents    33
7.8Sanctions    33
7.9Anti-Corruption Laws    34
8.FINANCIAL COVENANTS OF THE BORROWER.    34
8.1Consolidated Leverage Ratio    34
8.2Consolidated Interest Coverage Ratio    34
8.3Miscellaneous    34
9.CLOSING CONDITIONS.    34
9.1Financial Statements and Material Changes    34
9.2Loan Documents    34
9.3Certified Copies of Charter Documents    34
9.4Partnership, Corporate and Company Action    34
9.5Consents    35
9.6Opinions of Counsel    35
9.7Proceedings    35
9.8Incumbency Certificate    35
9.9Fees    35
9.10Representations and Warranties True; No Defaults    35
10.CONDITIONS TO ALL BORROWINGS.    35
10.1No Default    35
10.2Representations True    36
10.3Loan Request    36
10.4Payment of Fees    36
10.5No Legal Impediment    36
11.EVENTS OF DEFAULT; ACCELERATION; ETC.    36
11.1Events of Default and Acceleration    36
11.2Termination of Commitment    39
11.3Application of Monies    39
12.SETOFF    39
13.EXPENSES    40
14.INDEMNIFICATION    40
15.SURVIVAL OF COVENANTS, ETC.    41
16.ASSIGNMENTS.    41
16.1Assignments    41
16.2New Notes    42
16.3Disclosure    42
16.4Miscellaneous Assignment Provisions    42
17.NOTICES, ETC.    42
17.1Notices    42
17.2Electronic Communications    43
17.3Change of Address, Etc    43
17.4Reliance by the Lender    43
18.CONFIDENTIALITY    44
19.GOVERNING LAW    44
20.HEADINGS    45
21.COUNTERPARTS    45
22.ENTIRE AGREEMENT, ETC.    45
23.WAIVER OF JURY TRIAL    45
24.CONSENTS, AMENDMENTS, WAIVERS, ETC.    46
25.NO WAIVER; CUMULATIVE REMEDIES    46
26.SEVERABILITY    46
27.Electronic Execution of Assignments and Certain Other Documents    46
28.NO ADVISORY OR FIDUCIARY RESPONSIBILITY    47

Schedules
Schedule 5.2    -    Governmental Approvals
Schedule 7.3    -    Certain Permitted Liens
Schedule 17.1    -    Certain Addresses for Notices
Exhibits
Exhibit A    -    Form of Note
Exhibit B    -    Form of Loan Request
Exhibit C    -    Form of Compliance Certificate
Exhibit D    -    Form of Sidley Opinion Letter

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of November 4, 2019 (as the same may be amended, restated or otherwise modified from time to time, this “Credit Agreement”), by and between ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (the “Borrower”), and AXA EQUITABLE HOLDINGS, INC., a Delaware corporation (the “Lender”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lender extend credit to the Borrower under this Credit Agreement in the form of a credit facility in an aggregate outstanding principal amount of up to $900,000,000; and
WHEREAS, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby agree as follows:
1.DEFINITIONS AND RULES OF INTERPRETATION.
1.1    Definitions. The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Credit Agreement referred to below:
“12b-1 Fees”. All or any portion of (a) the compensation or fees paid, payable, or expected to be payable to the Borrower or any of its Subsidiaries for acting as the distributor of securities as permitted under Rule 12b-l under the 1940 Act, (b) the contingent deferred sales charges or redemption fees paid, payable, or expected to be paid to the Borrower or any of its Subsidiaries, and (c) any right, title, or interest in or to any such compensation or fees.
“1940 Act”. The Investment Company Act of 1940, as amended.
“Accounting Change”. As defined in Section 6.10.
“Accounting Notice”. As defined in Section 6.10.
“Acquisition”. As defined in Section 7.2.
“Affected Computation”. As defined in Section 6.10.
“Affiliate”. As defined under Rule 144(a) under the Securities Act of 1933, as amended, but for purposes of Section 7.5, not including the Lender, any Subsidiary of the Lender, any Subsidiary of the Borrower or any investment fund which is managed or advised by the Borrower.
“Alliance Distributors”. AllianceBernstein Investments, Inc., a Delaware corporation, or any successor thereto as the primary distributor of securities of investment companies sponsored by the Borrower or its Subsidiaries.
“Anti-Corruption Laws”. All laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.
“Applicable Margin”. For any day, the greater of (i) the Commercial Paper Rate for such day and (ii) 0.15% per annum, in each case, subject, as applicable, to the provisions of Section 4.7 hereof.
“Assigned Interest”. As defined in Section 16.1(b).
“Attributable Indebtedness”. On any date with respect to any Person, in respect of any Synthetic Lease Obligation of such Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.
“Board”. The Board of Governors of the Federal Reserve System of the United States of America.
“Borrower”. As defined in the preamble hereto.
“Borrower Parties”. For purposes of Section 28, the Borrower and any Affiliate through which it acts in connection with this Credit Agreement and the transactions contemplated hereby.
“Borrower Partnership Agreement”. The Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of October 29, 1999, by and among the General Partner and those other Persons who became partners of the Borrower as provided therein, as such agreement has been amended and exists at the date of this Credit Agreement and may be amended or modified from time to time in compliance with the provisions of this Credit Agreement.
“Broker-Dealer Debt”. The obligations incurred or otherwise arising in connection with the Securities Trading Activities of any Broker-Dealer Subsidiary, provided, that “Broker-Dealer Debt” shall not include borrowings under this Credit Agreement.
“Broker-Dealer Subsidiaries”. Each Subsidiary that engages in activities of the type described in the definition of Securities Trading Activities; and “Broker-Dealer Subsidiary” means any one of such Broker-Dealer Subsidiaries.
“Business”. With respect to any Person, the assets, properties, business, operations and condition (financial and otherwise) of such Person.
“Business Day”. Any day on which banking institutions in New York, New York, are open for the transaction of banking business.
“Capitalized Leases”. Leases under which the Borrower or any of its Consolidated Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
“Change of Control”. Any issue, sale, or other disposition of Voting Equity Securities of the General Partner which results in AXA Equitable Holdings, Inc. and its Subsidiaries collectively beneficially owning or controlling, directly or indirectly, less than in excess of fifty percent (50%) (by number of votes) of the Voting Equity Securities of the General Partner.
“Closing Date”. November 4, 2019.
“Code”. The Internal Revenue Code of 1986, as amended.
“Commercial Paper Rate”. For any day, a rate per annum determined by the Lender equal to the commercial paper rate established by the Board as of the immediately preceding Business Day (each, an “Interest Determination Date”), as published by the Board at https://www.federalreserve.gov/releases/CP/default.htm on the Business Day immediately succeeding the Interest Determination Date and determined in accordance with the table set forth below; provided that if the Commercial Paper Rate for an Interest Determination Date is not so published on the immediately succeeding Business Day, the Commercial Paper Rate for such Interest Determination Date will be equal to the most recent Commercial Paper Rate so published on or prior to such Interest Determination Date; provided, further, that if the Commercial Paper Rate for an Interest Determination Date is not so published for 10 consecutive Business Days, then the Commercial Paper Rate in effect for each day during the period until the Commercial Paper Rate resumes to be so published will be the per annum federal funds rate as published in H.15(519) under the heading “Federal Funds (Effective)” and displayed on Reuters Page FEDFUNDS1 (or any other page as may replace the specified page on that service) under the heading EFFECT, as of the Interest Determination Date as published on the immediately succeeding Business Day.

Pricing Level	Fed CP Rate Category	Moody’s Short-Term Rating	S&P Short-Term Rating
1	AA Non-Financial: Programs with at least one “1” or “1+” rating, but no ratings other than “1”	P-1	A-1+ A-1
2	A2/P2 Non-Financial: Programs with at least one “2” rating, but no ratings other than “2”	P-2	A-2
As used in the table above, “Short-Term Rating” means, as of any date of determination, the senior unsecured short-term indebtedness rating of the Borrower as determined by each of Moody’s and S&P; provided that (a) if there is a split in the respective Short-Term Ratings issued by the foregoing rating agencies, then the Pricing Level in the table above applicable to the higher of such Short-Term Ratings shall apply, and (b) if the Borrower has only one Short-Term Rating, the Pricing Level applicable to such Short-Term Rating shall apply.
Initially, the Commercial Paper Rate shall be determined based upon the Short-Term Ratings in effect on the Closing Date. Thereafter, each change in the Commercial Paper Rate resulting from a publicly-announced change in any Short-Term Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Commitment”. The obligation of the Lender to make Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $900,000,000, as such amount may be adjusted from time to time in accordance with this Credit Agreement; or if such commitment is terminated pursuant to the provisions hereof, zero.
“Commitment Fee”. As defined in Section 2.2.
“Consolidated” or “consolidated”. Except as otherwise provided, with reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower, the Consolidated Subsidiaries and the Excluded Funds consolidated in accordance with GAAP.
“Consolidated Adjusted Cash Flow”. With respect to any fiscal period, the sum of (A) EBITDA for such fiscal period, plus (B) non-cash charges (other than charges for depreciation and amortization) for such fiscal period to the extent deducted in determining Consolidated Net Income (or Loss) for such period, less (C) earnings resulting from any reappraisal, revaluation, or write-up of assets.
“Consolidated Adjusted Funded Debt”. At any time, the aggregate Outstanding principal amount of Funded Debt of the Borrower and the Consolidated Subsidiaries (whether owed by more than one of them jointly or by any of them singly) at such time determined on a consolidated basis and, except with respect to items (f) and (g) of the definition of Funded Debt, determined in accordance with GAAP.
“Consolidated Interest Charges”. With respect to a fiscal period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding any of the foregoing items incurred in connection with Broker-Dealer Debt), (b) the portion of rent expense of the Borrower and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the portion of Synthetic Lease Obligations that is treated as interest in accordance with GAAP.
“Consolidated Interest Coverage Ratio”. As of any date of determination, the ratio of (a) Consolidated Adjusted Cash Flow to (b) Consolidated Interest Charges, in each case for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements.
“Consolidated Leverage Ratio”. As of any date of determination, the ratio of (a) Consolidated Adjusted Funded Debt as of such date to (b) Consolidated Adjusted Cash Flow for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements.
“Consolidated Net Income (or Loss)”. The net income ( loss) attributable to Borrower Unit holders, determined in accordance with GAAP, but excluding in any event:
(a)    any portion of the net earnings of any Subsidiary that, by virtue of a restriction or Lien binding on such Subsidiary under a Contract or Government Mandate, is unavailable for payment of dividends to the Borrower or any other Subsidiary; and
(b)    any reversal of any contingency reserve, except to the extent that such provision for such contingency reserve shall have been made from income arising during the period subsequent to December 31, 2018, through the end of the period for which Consolidated Net Income (or Loss) is then being determined, taken as one accounting period.
“Consolidated Net Worth”. The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includible in the computations of Consolidated Net Worth, any subscriptions receivable with respect to Equity Securities of the Borrower or its Subsidiaries (with such adjustments as may be appropriate so as not to double count intercompany items).
“Consolidated Subsidiaries”. At any point in time, the Subsidiaries of the Borrower (which, as provided in the definition of “Subsidiary” do not include the Excluded Funds) that are consolidated with the Borrower for financial reporting purposes with respect to the fiscal period of the Borrower in which such point in time occurs.
“Consolidated Total Assets”. All assets of the Borrower determined on a consolidated basis (excluding the Excluded Funds) in accordance with GAAP.
“Consolidated Total Liabilities”. All liabilities of the Borrower determined on a consolidated basis (excluding the Excluded Funds) in accordance with GAAP.
“Contracts”. Contracts, agreements, mortgages, leases, bonds, promissory notes, debentures, guaranties, Capitalized Leases, indentures, pledges, powers of attorney, proxies, trusts, franchises, or other instruments or obligations.
“Credit Agreement”. This Credit Agreement, including the Schedules and Exhibits hereto.
“Default”. Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Designated Jurisdiction”. Any country or territory to the extent that such country or territory itself is the subject of any Sanction (at the date hereof, Cuba, Iran, North Korea, Sudan and Syria).
“Disposition”. As defined in Section 7.1.
“Distribution”. With respect to any Entity, the declaration or payment (without duplication) of any dividend or distribution on or in respect of any Equity Securities of such Entity, other than dividends payable solely in Equity Securities of such Entity that are not required to be classified as liabilities on the balance sheet of such Entity under GAAP; the purchase, redemption, or other retirement of any Equity Securities of such Entity, directly or indirectly through a Subsidiary of such Entity or otherwise; or the return of capital by such Entity to the holders of its Equity Securities as such.
“Dollars” or “$”. Dollars in lawful currency of the United States of America.
“Drawdown Date”. The date on which any Loan is made or is to be made.
“Early Termination Event”. (a) The senior unsecured short-term indebtedness rating of the Borrower as determined by Moody’s or S&P falls below “P-2” or “A-2,” respectively, or is withdrawn by both Moody’s and S&P, or (b) the occurrence of a Change of Control.
“EBITDA”. The Consolidated Net Income (or Loss) for any period, plus provision for any income taxes, interest (whether paid or accrued, but without duplication of interest accrued for previous periods), depreciation, or amortization for such period, in each case to the extent deducted in determining such Consolidated Net Income (or Loss).
“Effective Date”. As defined in Section 6.10(c).
“Electronic Signature”. An electronic sound, symbol, or process attached to, or associated with, a contract, notice or other record and adopted by a Person with the intent to sign, authenticate or accept such contract, notice or record.
“Eligible Assignee”. Any Affiliate of the Lender other than the General Partner, the Borrower or any Subsidiary of the Borrower.
“Employee Benefit Plan”. Any employee benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
“Entity”. Any corporation, partnership, trust, unincorporated association, joint venture, limited liability company, or other legal or business entity.
“Environmental Laws”. Any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Government Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“Equity Securities”. With respect to any Entity, all equity securities of such Entity, including any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company member interests, (d) options, warrants, or other rights to purchase or acquire any equity security, or (e) securities convertible into any equity security.
“ERISA”. The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate”. Any Person that is treated as a single employer together with the Borrower under §414 of the Code.
“ERISA Reportable Event”. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
“Event of Default”. As defined in Section 11.
“Examining Authority”. The meaning set forth in Rule 15c3-1(c)(12) under the Securities Exchange Act of 1934, as amended.
“Excluded Funds”. A collective reference to each investment company, investment fund or similar Entity that (i) is deemed not to be a “Subsidiary” of the Borrower by virtue of the definition of “Subsidiary,” but (ii) is required in accordance with the application of Accounting Standard Codification 810, Consolidation, to be consolidated with the Borrower for financial reporting purposes. The assets, liabilities, income (or losses), or activities or other attributes of any Excluded Fund, including without limitation, Funded Debt, Investments or Indebtedness of any Excluded Fund, shall not be attributed to the Borrower or any Subsidiary or Consolidated Subsidiary of the Borrower for purposes of this Credit Agreement as a result solely of the application of principles of consolidation applied in accordance with GAAP that require consolidation of Excluded Funds.
“Excluded Taxes”. With respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient’s principal office is located or in which its lending office is located, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such recipient acquires such interest in the Loan or Commitment or (ii) such recipient changes its lending office, except in each case to the extent that, pursuant to Section 4.8, amounts with respect to such Taxes were payable either to such recipient’s assignor immediately before such recipient became a party hereto or to such recipient immediately before it changed its lending office, (d) Taxes attributable to the Lender’s failure to comply with Section 4.8(e) and (e) any withholding tax imposed under FATCA.
“FATCA”. Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto; any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Final Maturity Date”. November 4, 2024.
“Fund”. Any Person (other than an individual) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that the foregoing shall be disregarded for purposes of the definition of Excluded Funds.
“Funded Debt”. With respect to the Borrower or any Consolidated Subsidiary, without duplication, (a) all Indebtedness for money borrowed of such Person, (b) in respect of Capitalized Leases, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP, (c) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person, (d) Indebtedness in respect of the securitization of 12b-1 Fees, (e) all guarantees, endorsements, acceptances, and other contingent obligations of such Person, whether direct or indirect, in respect of Indebtedness for borrowed money of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness for borrowed money, or to assure the owner of Indebtedness for borrowed money against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (f) net obligations of such Person under any Swap Contract in an amount equal to the Swap Termination Value thereof, and (g) Attributable Indebtedness of such Person. Notwithstanding the foregoing, Funded Debt shall not include Broker-Dealer Debt.
“GAAP”. Subject to Section 6.10, (a) when used in financial covenants set forth in Section 8, whether directly or indirectly through reference to a capitalized term used therein, (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on December 31, 2018, and (ii) to the extent consistent with such principles, the accounting practices of the Borrower reflected in its consolidated financial statements for the year ended on December 31, 2018, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.
“General Partner”. (a) AllianceBernstein Corporation, a Delaware corporation, in its capacity as general partner of the Borrower and (b) any other Persons who satisfy the requirements for admitting general partners without causing a Default or an Event of Default as set forth in Section 11.1(n) and who are so admitted, each in its capacity as a general partner of the Borrower, and their respective successors.
“Government Authority”. The United States of America or any state, district, territory, or possession thereof, any local government within the United States of America or any of its territories and possessions, any foreign government having appropriate jurisdiction or any province, territory, or possession thereof, or any court, tribunal, administrative or regulatory agency, self-regulatory authority, taxing or revenue authority, central bank or banking regulatory agency, insurance regulator, commission, or body of any of the foregoing.
“Government Mandate”. With respect to (a) any Person, any statute, law, rule, regulation, code, or ordinance duly adopted by any Government Authority, any treaty or compact between two (2) or more Government Authorities, and any judgment, order, decree, ruling, finding, determination, or injunction of any Government Authority, in each such case that is, pursuant to appropriate jurisdiction, legally binding on such Person, any of its Subsidiaries or any of their respective properties, and (b) the Lender, in addition to subsection (a) hereof, any policy, guideline, directive, or standard duly adopted by any Government Authority with respect to the regulation of insurance companies, banks, monetary policy, lending, investments, or other financial matters.
“Guarantee”. As to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Funded Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Funded Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Funded Debt or other obligation of the payment or performance of such Funded Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Funded Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Funded Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Funded Debt or other obligation of any other Person, whether or not such Funded Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. For the avoidance of doubt, “Guarantee” shall not include any obligations, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing Broker-Dealer Debt.
“Guaranteed Pension Plan”. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
“Hazardous Substances”. Any chemical, material, infectious waste, medical waste, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law.
“Indebtedness”. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto in accordance with GAAP, including, without duplication: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of hedging contracts, including, without limitation, interest rate and currency swaps, caps, collars and other financial derivative products; and (d) all Guarantees, endorsements, and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit. Notwithstanding the foregoing, Indebtedness shall not include Broker-Dealer Debt.
“Indemnified Taxes”. (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Interest Determination Date”. As defined in the definition of “Commercial Paper Rate.”
“Investment”. As to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Lender”. As defined in the preamble hereto.
“Lender Parties”. For purposes of Section 28, the Lender and any Affiliate through which it acts in connection with this Credit Agreement and the transactions contemplated hereby.
“Lien”. Any lien, mortgage, security interest, pledge, charge, beneficial or equitable interest or right, hypothecation, collateral assignment, easement, or other encumbrance.
“Loan Documents”. This Credit Agreement, any Notes and any instrument or document designated by the parties thereto as a “Loan Document” for purposes hereof.
“Loan Request”. A notice of Loan pursuant to Section 2.6, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Lender, appropriately completed and signed by a Responsible Officer of the Borrower.
“Loans”. Loans made or to be made by the Lender to the Borrower pursuant to Section 2; provided that, for the avoidance of doubt, the term “Loans” shall be deemed to include any Loan that is deemed to be re-borrowed in accordance with Section 2.6.
“Material Adverse Effect”. A material adverse effect on (a) the ability of the Borrower to enter into and to perform and observe its Obligations under the Loan Documents, (b) the assets, properties, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (c) the rights and remedies of the Lender under any of the Loan Documents or the validity or enforceability of the Loan Documents.
“Material Subsidiary”. Any Subsidiary of the Borrower that, singly or together with any other such Subsidiaries then subject to one or more of the conditions described in Section 11.1(h), Section 11.1(i), or Section 11.1(m), either (a) at the date of determination owns Significant Assets, or (b) has total assets as of the date of determination equal to not less than five percent (5%) of the Consolidated Total Assets of the Borrower as set forth in the consolidated balance sheet of the Borrower (excluding the Excluded Funds) included in the most recent available annual or quarterly report of the Borrower.
“Moody’s”. Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan”. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
“Note”. Any Note of the Borrower to the Lender in respect of the Obligations under this Credit Agreement of even date herewith, substantially in the form of Exhibit A, as amended, modified and renewed from time to time.
“Obligations”. All indebtedness, obligations, and liabilities of the Borrower or its Subsidiaries to the Lender, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes or any other instruments at any time evidencing any thereof.
“OFAC”. The Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Taxes”. All present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.
“Outstanding”. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
“PBGC”. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
“Permits”. Permits, licenses, franchises, patents, copyrights, trademarks, trade names, approvals, clearances, and applications for or rights in respect of the foregoing of any Government Authority.
“Permitted Liens”. Liens permitted by Section 7.3.
“Person”. Any individual, Entity or Government Authority.
“Proceedings”. Any (a) actions at law, (b) suits in equity, (c) bankruptcy, insolvency, receivership, dissolution, or reorganization cases or proceedings, (d) administrative or regulatory hearings or other proceedings, (e) arbitration and mediation proceedings, (f) criminal prosecutions, (g) judgment levies, foreclosure proceedings, pre-judgment security procedures, or other enforcement actions, and (h) other litigation, actions, suits, and proceedings conducted by, before, or on behalf of any Government Authority.
“Real Estate”. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.
“Record”. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Loan referred to in such Note or in this Credit Agreement.
“Register”. As defined in Section 16.1(c).
“Related Parties”. With respect to the Lender, its Affiliates and the partners, directors, officers, employees, agents and advisors of the Lender and of its Affiliates, in each case, not including the General Partner, the Borrower, any Subsidiary of the Borrower or any investment fund which is managed or advised by the Borrower.
“Reorganization and Reorganize”. As defined in Section 7.2.
“Repayment Notice”. As defined in Section 2.6.
“Responsible Officer”. The chief executive officer, president, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership, company and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Sanction(s)”. With respect to any Person, any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury to the extent applicable to such Person.
“Sanford Bernstein”. Sanford C. Bernstein & Co., LLC, a Delaware limited liability company.
“Securities Trading Activities”. The activities in the ordinary course of business of a Broker-Dealer Subsidiary, including, without limitation, acting as a broker for clients and/or as a dealer in the purchase and sale of securities traded on exchanges or in the over-the-counter markets and engaging in other capital markets activities for customer facilitation, entering into securities repurchase agreements and reverse repurchase agreements, securities lending and borrowing and securities clearing, either through agents or directly through clearing systems.
“Short-Term Rating”. As defined in the definition of “Commercial Paper Rate.”
“Significant Assets”. At the date of any sale, transfer, assignment, or other disposition of assets of the Borrower or any of its Subsidiaries (or as of the date of any Default), assets of the Borrower or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Borrower) which generated thirty-three and one-third percent (33 1/3%) or more of the consolidated revenues of the Borrower during the four (4) fiscal quarters of the Borrower most recently ended (the “Measuring Period”), provided that assets of the Borrower or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Borrower) which do not meet the definition of Significant Assets in the first part of this sentence shall nonetheless be deemed to be Significant Assets if such assets generated revenues for the Measuring Period that if subtracted from the consolidated revenues of the Borrower for the Measuring Period would result in consolidated revenues of the Borrower for the Measuring Period of less than $1,200,000,000.
“S&P”. Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Subsidiary”. Any Entity (i) of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Equity Securities of such Entity, or (ii) that is consolidated with such Entity in accordance with Financial Accounting Standards Board Interpretation No. 46-Revised. Notwithstanding the foregoing, the term “Subsidiary” shall not include any Entity that is an investment company, investment fund or similar Entity that is managed or advised by the Borrower or any Subsidiary of the Borrower and in which the Borrower’s or such Subsidiary’s ownership of Voting Equity Securities is a function of its role as manager or adviser (whether as general partner or otherwise) rather than its economic or beneficial interest in the entity. Unless otherwise provided herein, any reference to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Swap Contract”. A Swap Contract is: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value”. In respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by one or more recognized dealers in such Swap Contracts (which may include the Lender or any Affiliate of the Lender or the Borrower).
“Synthetic Lease Obligation”. The monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease, where such transaction is considered borrowed money Indebtedness for tax purposes but which is classified as an operating lease pursuant to GAAP.
“Taxes”. All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date”. The earlier of (a) the Final Maturity Date and (b) the date of termination in whole of the Commitment pursuant to Sections 2.3 or 11.1.
“Units”. Units of limited partnership interest in the Borrower.
“Voting Equity Securities”. Equity Securities of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the Entity that issued such Equity Securities.
“Withdrawal Liability”. Withdrawal liability within the meaning of Part I of Subtitle E of Title IV of ERISA.
1.2    Rules of Interpretation.
(a)    A reference to any Contract or other document shall include such Contract or other document as amended, modified, or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any Government Mandate includes any amendment or modification to such Government Mandate or any successor Government Mandate.
(d)    A reference to any Person includes its permitted successors and permitted assigns. Without limiting the generality of the foregoing, a reference to the Lender shall include any Person that succeeds generally to its assets and liabilities.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP.
(f)    The words “include”, “includes”, and “including” are not limiting.
(g)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in The State of New York, have the meanings assigned to them therein.
(h)    Reference to a particular “§”, Section, Schedule, or Exhibit refers to that Section, Schedule, or Exhibit of this Credit Agreement unless otherwise indicated.
(i)    The words “herein”, “hereof”, and “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
(j)    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.3    Divisions. For all purposes under the Lon Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.
2.    THE CREDIT FACILITY.
2.1    Commitment to Lend. Subject to the terms and conditions set forth in Section 10 hereof, the Lender agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Termination Date upon notice by the Borrower to the Lender given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate principal amount Outstanding (after giving effect to all amounts requested) at any one time equal to the Commitment. Each request for a Loan and each borrowing hereunder shall constitute a representation and warranty by the Borrower requesting such Loan that the conditions set forth in Section 10 have been satisfied on the date of such request.
2.2    Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) at a rate of 0.15% per annum on the actual daily unused amount of the Commitment, calculated on the basis of a 360-day year for the actual number of days elapsed, commencing on the earlier of (i) the date that is two weeks following the Closing Date and (ii) the first date after the Closing Date on which the aggregate Outstanding amount of the Loans equals or exceeds $100,000,000. The Commitment Fee shall be payable monthly in arrears on the first Business Day of each calendar month for the immediately preceding calendar month, commencing on the first such date following the date hereof, with a final payment on the Termination Date, and shall be set forth in an invoice delivered by the Lender to the Borrower no later than the last Business Day of the calendar month for which such payment is due; provided that the failure to deliver such invoice shall not limit in any respect the obligation of the Borrower to pay the Commitment Fee on a monthly basis as and when due in accordance with this Section 2.2. In no case shall any portion of the Commitment Fee be refundable.
2.3    Reduction or Termination of Commitment.
2.3.1    Reduction or Termination by Borrower. The Borrower shall have the right at any time and from time to time upon six (6) months’ (or such shorter period as may be agreed by the Lender in its sole discretion) prior written notice to the Lender to reduce by at least $10,000,000 or integral multiples of $1,000,000 in excess thereof, or to terminate entirely, the unborrowed portion of the Commitment. Upon delivery of any such notice, the Commitment shall, at the end of such period, be immediately and automatically reduced by the amount specified in such notice or, as the case may be, terminated, without any further action on the part of the Borrower. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Lender the full amount of any Commitment Fee then accrued on the amount of the Commitment so reduced or terminated, together with any payment that may be required pursuant to Section 3.2.1 as a result of such reduction or termination.
2.3.2    Reduction or Termination by Lender. The Lender shall have the right at any time and from time to time upon six (6) months’ (or such shorter period as may be agreed by the Borrower in its sole discretion) prior written notice to the Borrower to reduce by at least $10,000,000 or integral multiples of $1,000,000 in excess thereof, or to terminate entirely, the Commitment. Upon delivery of any such notice, the Commitment shall, at the end of such period, be immediately and automatically reduced by the amount specified in such notice or, as the case may be, terminated, without any further action on the part of the Lender. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Lender the full amount of any Commitment Fee then accrued on the amount of the Commitment so reduced or terminated, together with any payment that may be required pursuant to Section 3.2.1 as a result of such reduction or termination.
2.3.3    No Reinstatement. No reduction or termination of the Commitment may be reinstated.
2.4    The Notes; the Record. Upon the request of the Lender, the Loans shall be evidenced by a Note, dated as of the Closing Date and completed with appropriate insertions. Any such Note shall be payable to the order of the Lender in a principal amount equal to the Commitment or, if less, the Outstanding amount of all Loans made by the Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on the Loans, an appropriate notation on the Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The Outstanding amount of the Loans set forth on the Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Loans when due. In recognition of the fact that the Loans may be made without having been evidenced by a written Note, the Borrower hereby promises to pay to the Lender the principal amount of the Loans made by the Lender to the Borrower, and accrued and unpaid interest and fees thereon, as the same become due and payable in accordance with this Credit Agreement.
2.5    Interest on Loans.
2.5.1    Interest Rate. Except as otherwise provided in Section 4.7, each Loan shall bear interest at an annual rate equal to the Applicable Margin in effect from time to time while such Loan is Outstanding.
2.5.2    Interest Payment Dates. Subject to Section 2.7, interest shall be payable monthly in arrears on the first Business Day of each calendar month for the immediately preceding calendar month, commencing on the first such date following the date hereof, with all remaining accrued and unpaid interest payable on the Termination Date. Interest shall accrue on each Loan for each day on which such Loan is Outstanding.
2.6    Requests for Loans. Each Loan shall be made upon the Borrower’s notice to the Lender, which may be given by (A) telephone, or (B) a Loan Request; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Request. Each such Loan Request must be received by the Lender no later than 12:00 noon on the proposed Drawdown Date (or any later time on such proposed Drawdown Date if, but only if, the Lender determines, acting in good faith and in a commercially reasonable manner, that it is operationally feasible for the Lender to accept such Loan Request at such later time); provided that on each Business Day the Borrower shall be deemed to have delivered a Loan Request to re-borrow the entire principal amount of each Loan then Outstanding, unless the Borrower shall give the Lender written notice (a “Repayment Notice”), no later than 12:00 noon on any Business Day (or any later time on such Business Day if, but only if, the Lender determines, acting in good faith and in a commercially reasonable manner, that it is operationally feasible for the Lender to accept such Repayment Notice at such later time), specifying the principal amount of any Loan (or portion thereof) that the Borrower intends to repay in cash on such Business Day in accordance with Section 3.1. Each Loan Request shall specify (i) the principal amount of the Loan requested and (ii) the proposed Drawdown Date of such Loan. Each Loan Request shall be binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lender on the proposed Drawdown Date, except that the Borrower may revoke or amend any Loan Request or Repayment Notice by giving the Lender written notice of such revocation or amendment no later than 12:00 noon on the proposed Drawdown Date (or any later time on such proposed Drawdown Date if, but only if, the Lender determines, acting in good faith and in a commercially reasonable manner, that it is operationally feasible for the Lender to accept such written notice at such later time). The Borrower may deliver more than one Loan Request on any Business Day, provided that any advances made or deemed made by the Lender on the same Business Day shall be deemed to constitute one and the same “Loan” within the meaning of this Credit Agreement. Each Loan Request shall be in a minimum aggregate amount of $10,000,000 or in an integral multiple of $1,000,000 in excess thereof.
2.7    Funding Procedures. On the proposed Drawdown Date of any Loan, the Lender will make available to the Borrower, in immediately available funds, the amount of the requested Loan; provided that, notwithstanding the foregoing, the amount of the requested Loan funded by the Lender in accordance with this sentence shall be reduced by the aggregate principal amount of Loans due and payable by the Borrower to the Lender on the proposed Drawdown Date (as determined by the Lender). For the avoidance of doubt, any reduction in the funded amount of any Loan in accordance with the immediately preceding sentence shall not be construed as a reduction in the principal amount of such Loan or in any way reduce or otherwise affect the obligation of the Borrower to repay the principal amount of such Loan in full (in accordance with the other terms and conditions set forth herein) without giving effect to any such reduction.
3.    REPAYMENT OF LOANS.
3.1    Maturity. Subject to Section 2.7, the Borrower shall repay the principal amount of each Loan on the first (1st) Business Day following the date on which such Loan was borrowed (or deemed to be re-borrowed in accordance with Section 2.6). Without limiting the foregoing, the Borrower shall repay on the Termination Date, and there shall become absolutely due and payable on the Termination Date, all of the Loans made to it and Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Commitment shall terminate on the Termination Date.
3.2    Mandatory Repayments of Loans.
3.2.1    Loans in Excess of Commitment. If at any time the sum of the Outstanding amount of the Loans exceeds the Commitment, then the Borrower shall immediately pay the amount of such excess to the Lender for application to the Loans.
3.2.2    Early Termination Event. Upon the occurrence of an Early Termination Event, the Lender shall have the right to terminate the Commitment by providing written notice to the Borrower. Upon delivery of any such notice, the Commitment shall immediately and automatically terminate without any further action on the part of the Lender. Upon the effective date of any such termination, the Borrower shall pay to the Lender the full amount of any Commitment Fee then accrued on the amount of the Commitment so terminated.
4.    CERTAIN GENERAL PROVISIONS.
4.1    Application of Payments. Except as otherwise provided in this Credit Agreement, all payments in respect of any Loan shall be applied first to accrued and unpaid fees, second to accrued and unpaid interest on such Loan and third to the Outstanding principal of such Loan.
4.2    Funds for Payments.
4.2.1    Payments to Lender. All payments of principal, interest, Commitment Fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Lender in Dollars and in immediately available funds or directly from the proceeds of Loans.
4.2.2    No Offset. Subject to Section 2.7, all payments by the Borrower hereunder and under any of the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
4.2.3    Fees Non-Refundable. Except as expressly set forth herein, all fees payable hereunder are non-refundable, provided that if the Lender is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby in any material respect, then no Commitment Fee shall be payable to the Lender after the date of such final adjudication or arbitration (and the Lender shall refund any Commitment Fee paid to it and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred).
4.3    Computations. All computations of interest with respect to Loans shall be based on a year of 360 days, and in each case paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.
4.4    Additional Costs, Etc. If any future applicable, or any change in the application or interpretation of any present applicable, Government Mandate (whether or not having the force of law), shall:
(a)    subject the Lender to any tax, levy, impost, duty, charge, fee, deduction, or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, the Commitment, or the Loans (other than Indemnified Taxes, Other Taxes and Excluded Taxes), or
(b)    impose, increase, or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, compulsory loan, insurance charge, assessment, liquidity, capital adequacy, or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of the Lender, or
(c)    impose on the Lender any other conditions, cost or expense or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, the Commitment, or any class of loans or commitments of which any of the Loans or the Commitment forms a part, and the result of any of the foregoing is:
(i)    to increase by an amount deemed by the Lender to be material with respect to the cost to the Lender of making, continuing, converting to, funding, issuing, renewing, extending, or maintaining any of the Loans or the Commitment, or
(ii)    to reduce, by an amount deemed by the Lender to be material, the amount of principal, interest, or other amount payable to the Lender hereunder on account of the Commitment, or any of the Loans, or
(iii)    to require the Lender to make any payment that, but for such conditions or requirements described in clauses (a) through (d), would not be payable hereunder, or forego any interest or other sum that, but for such conditions or requirements described in clauses (a) through (d), would be payable to the Lender hereunder, in any case the amount of which payment or foregone interest or other sum is deemed by the Lender to be material and is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Lender at any time and from time to time (such demand to be made in any case not later than the first to occur of (I) the date one year after such event described in clause (i), (ii), or (iii) giving rise to such demand, and (II) the date ninety (90) days after both the payment in full of all Outstanding Loans, and the termination of the Commitment) and as often as the occasion therefor may arise, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment, foregone interest or other sum. Subject to the terms specified above in this Section 4.4, the obligations of the Borrower under this Section 4.4 shall survive repayment of the Loans and termination of the Commitment.
4.5    Certificate. A certificate setting forth any additional amounts payable pursuant to Section 4.4 and a brief explanation of such amounts which are due and in reasonable detail the basis of the calculation and allocation thereof, submitted by the Lender to the Borrower, shall be conclusive evidence, absent manifest error, that such amounts are due and owing.
4.6    Indemnity. The Borrower shall indemnify and hold harmless the Lender from and against any loss, cost, or expense (excluding loss of anticipated profits) that the Lender may sustain or incur as a consequence of default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request. The obligations of the Borrower under this Section 4.6 shall survive repayment of the Loans and termination of the Commitment.
4.7    Interest After Default. For so long as any Default or Event of Default has occurred and is continuing, (i) the unpaid principal amount of each Loan shall bear interest (after as well as before judgment) at the interest rate that would otherwise be applicable to such Loan plus 2.0% and (ii) (to the extent permitted by applicable Government Mandate) all interest, fees and other amounts payable hereunder shall bear interest (after as well as before judgment) at the interest rate otherwise in effect plus 2.0%. Any interest accruing under this Section 4.7 shall be due and payable upon demand.
4.8    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law; provided that if the Borrower shall be required by applicable law to deduct any Taxes (including any Other Taxes) from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.8) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 4.8(a) above, the Borrower shall timely pay any Other Taxes to the relevant Government Authority in accordance with applicable law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.8) paid by the Lender or required to be withheld or deducted from a payment to the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 4.8, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)    Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower, to the extent it is legally able to do so, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 4.8, FATCA shall include any amendments made to FATCA after the date of this Credit Agreement.
(f)    Treatment of Certain Refunds. If the Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.8, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.8 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund), provided that the Borrower upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Lender if the Lender is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.8(f) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
5.    REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants (as to itself and its Subsidiaries) to the Lender as follows:
5.1    Corporate Authority.
5.1.1    Incorporation; Good Standing. Each of the Borrower, its Subsidiaries and the General Partner (a) is a corporation, limited partnership, general partnership, trust or limited liability company, as the case may be, duly organized, validly existing, and, if applicable, in good standing, under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or equivalent power to own its material properties and conduct its material business as now conducted and as presently contemplated, and (c) is, if applicable, in good standing as a foreign corporation, limited partnership, general partnership, trust or limited liability company, as the case may be, and is duly authorized to do business in each jurisdiction where it owns or leases properties or conducts any business so as to require such qualification except where a failure to be so qualified would not be likely to have a Material Adverse Effect.
5.1.2    Authorization. The execution, delivery, and performance of this Credit Agreement and the other Loan Documents to which the Borrower, any Subsidiary of the Borrower, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, partnership, limited liability company or other equivalent power of each such Entity, (b) have been duly authorized by all necessary corporate, partnership, limited liability company or other applicable proceedings on behalf of each such Entity, (c) do not conflict with or result in any breach or contravention of any Government Mandate to which any such Entity is subject, (d) do not conflict with or violate any provision of the corporate charter or bylaws, the limited partnership certificate or agreement, or its governing documents in the case of any general partnership, limited liability company or trust, as the case may be, of any such Entity, and (e) do not violate, conflict with, constitute a default or event of default under, or result in any rights to accelerate or modify any obligations under any Contract to which any such Entity is party or subject, or to which any of its respective assets are subject, except, as to the foregoing clauses (c) and (e) only, where the same would not be likely to have a Material Adverse Effect.
5.1.3    Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower, any Subsidiary of the Borrower, or the General Partner is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting generally the enforcement of creditors’ rights and by general principles of equity, regardless of whether enforcement is sought in a Proceeding in equity or at law.
5.1.4    Equity Securities. The General Partner is the only general partner of the Borrower. All of the outstanding Equity Securities of the Borrower are validly issued, fully paid, and non-assessable. The Borrower is the only member of Sanford Bernstein. All of the outstanding Equity Securities of Sanford Bernstein are validly issued, fully paid, and non-assessable.
5.1.5    Material Subsidiaries. Each of Alliance Distributors and Sanford Bernstein is a Material Subsidiary.
5.2    Governmental Approvals. The execution, delivery, and performance by the Borrower and the General Partner of this Credit Agreement and the other Loan Documents to which the Borrower or the General Partner is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Government Authority other than those already obtained and set forth on Schedule 5.2.
5.3    Financial Statements. There has been furnished to the Lender (a) a consolidated balance sheet of the Borrower as at December 31, 2018, and a consolidated statement of income and cash flow of the Borrower for the fiscal year then ended, certified by the Borrower’s independent certified public accountants, and (b) unaudited interim condensed consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at September 30, 2019, and interim condensed consolidated statements of income and of cash flow of the Borrower and the Consolidated Subsidiaries for the respective fiscal periods then ended and as set forth in the Borrower’s Quarterly Reports on Form 10-Q for such fiscal quarters. With respect to the financial statement prepared in accordance with clause (a) above, such balance sheet and statement of income have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and the Consolidated Subsidiaries as at the close of business on the respective dates thereof and the results of operations of the Borrower and the Consolidated Subsidiaries for the fiscal periods then ended; or, in the case of the financial statements referred to in clause (b), have been prepared in a manner consistent with the accounting practices and policies employed with respect to the audited financial statements reported in the Borrower’s most recent Form 10-K filed with the Securities and Exchange Commission and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and contain all adjustments necessary for a fair presentation of (A) the results of operations of the Borrower for the periods covered thereby, (B) the financial position of the Borrower at the date thereof, and (C) the cash flows of the Borrower for periods covered thereby (subject to year-end adjustments). There are no contingent liabilities of the Borrower or the Consolidated Subsidiaries as of such dates involving material amounts, known to the executive management of the Borrower that (aa) should have been disclosed in said balance sheets or the related notes thereto in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission, and (bb) were not so disclosed.
5.4    No Material Changes, Etc. No change in the Business of the Borrower and its Consolidated Subsidiaries, taken as a whole, has occurred since December 31, 2018 that has resulted in a Material Adverse Effect.
5.5    Permits. The Borrower and its Subsidiaries have all Permits necessary or appropriate for them to conduct their Business, except where the failure to have such Permits would not be likely to have a Material Adverse Effect. All of such Permits are in full force and effect. Without limiting the foregoing, the Borrower is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 and under the applicable laws of each state in which such registration is required in connection with the investment advisory business of the Borrower and in which the failure to obtain such registration would be likely to have a Material Adverse Effect; Alliance Distributors is duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 and under the applicable laws of each state in which such registration is required in connection with the business conducted by Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and is a member of the Financial Industry Regulatory Authority, Inc.; Sanford Bernstein is duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 and under the applicable laws of each state in which such registration is required in connection with the business conducted by Sanford Bernstein and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and is a member of the Financial Industry Regulatory Authority, Inc.; no Proceeding is pending or threatened with respect to the suspension, revocation, or termination of any such registration or membership, and the termination or withdrawal of any such registration or membership is not contemplated by the Borrower, Alliance Distributors or Sanford Bernstein, except, only with respect to registrations by the Borrower, Alliance Distributors and Sanford Bernstein required under state law, as would not be likely to have a Material Adverse Effect.
5.6    Litigation. There is no Proceeding of any kind pending or threatened, in writing, against the Borrower, any of its Subsidiaries, or the General Partner that questions the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto. Except as set forth in information provided pursuant to Section 6.2 hereof or as otherwise disclosed by the Borrower to the Lender, there is no Proceeding of any kind pending or threatened, in writing, against the Borrower, any of its Subsidiaries, or the General Partner that, if adversely determined, is reasonably likely to, either in any case or in the aggregate, result in a Material Adverse Effect or impair or prevent performance and observance by the Borrower of its obligations under this Credit Agreement or the other Loan Documents.
5.7    Compliance with Other Instruments, Laws, Etc. None of any of the Borrower, its Subsidiaries or the General Partner is, in any respect material to the Borrower and its Consolidated Subsidiaries taken as a whole, in violation of or default under (a) any provision of its certificate of incorporation or by-laws, or its certificate of limited partnership or agreement of limited partnership or its certificate of formation or limited liability company agreement, or its governing documents in the case of any general partnership, as the case may be, (b) any Contract to which it is or may be subject or by which it or any of its properties are or may be bound, or (c) any Government Mandate, including Government Mandates relating to occupational safety and employment matters.
5.8    Investment Company Act. Neither the Borrower nor any of its Subsidiaries (excluding investment companies in which the Borrower or a Consolidated Subsidiary has made “seed money” investments) is an “investment company”, as such term is defined in the 1940 Act.
5.9    Employee Benefit Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to satisfy the minimum funding requirements or to avoid the incurrence of, the notice or lien provisions of §303(k) of ERISA, or otherwise, has been timely made. No minimum funding waiver has been requested with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within fifteen (15) months of the date of the representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $50,000,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities. The administrator of any Guaranteed Pension Plan has not provided notice of an intent to terminate such Guaranteed Pension Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA). The conditions for imposition of a lien under Section 303(k) of ERISA have not been met with respect to any Guaranteed Pension Plan. A determination that any Guaranteed Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA) has not been made. The PBGC has not instituted proceedings to terminate a Guaranteed Pension Plan pursuant to Section 4042 of ERISA, nor has any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Guaranteed Pension Plan occurred. Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to a Multiemployer Plan which could be reasonably expected to result in a liability of more than $50,000,000. Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and no Multiemployer Plan is reasonably expected to be in “endangered” or “critical” status.
5.10    Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for general business purposes of the Borrower. No portion of any Loan made to the Borrower is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
5.11    General. The Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Reports on Form 10-Q referred to in Section 5.3 (a) conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and to all applicable rules and regulations of the Securities and Exchange Commission, and (b) as amended by interim filings, do not contain an untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.12    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee or agent thereof, is an individual or entity, or is controlled by a Person that is, currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Sanctions.
5.13    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.14    Taxes. The Borrower has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.15    Senior Indebtedness. The Obligations (a) rank at least pari passu in right of payment with all senior Indebtedness of the Borrower (other than Indebtedness preferred by statute or operation of law) and (b) will be designated as “Senior Indebtedness,” “Designated Senior Debt” or such similar term under all instruments and documents relating to all Indebtedness of the Borrower that is subordinated in right of payment to the Obligations.
6.    AFFIRMATIVE COVENANTS OF THE BORROWER.
The Borrower (as to itself and its Subsidiaries, as applicable) covenants and agrees that, so long as any Loan or any Note is Outstanding or the Lender has any obligation to make any Loans:
6.1    Records and Accounts. The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate records and books of account.
6.2    Financial Statements, Certificates, and Information. The Borrower will deliver to the Lender:
(a)    as soon as practicable, but in any event not later than ninety-five (95) days after the end of each fiscal year of the Borrower:
(i)    the consolidated balance sheet of the Borrower, as at the end of such fiscal year; and
(ii)    the consolidated statement of income and consolidated statement of cash flows of the Borrower for such fiscal year.
Each of the balance sheets and statements delivered under this Section 6.2(a) shall (I) in the case of items (i) and (ii), set forth in comparative form the figures for the previous fiscal year; (II) be in reasonable detail and prepared in accordance with GAAP based on the records and books of account maintained as provided in Section 6.1; (III) include footnotes or otherwise be accompanied by information outlining in sufficient detail reasonably satisfactory to the Lender the effect of consolidating Excluded Funds, if applicable, and be accompanied by (or be delivered concurrently with the financial statements under this Section 6.2(a)) a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements presents fairly in all material respects the consolidated financial position of the Borrower on the date thereof and consolidated results of operations and consolidated cash flows of the Borrower for the periods covered thereby; and (IV) be certified, without limitation as to scope, by PricewaterhouseCoopers LLP or another firm of independent certified public accountants reasonably satisfactory to the Lender;
(b)    as soon as practicable, but in any event not later than fifty (50) days after the end of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited interim condensed consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and (ii) the unaudited interim condensed consolidated statement of income and unaudited interim condensed consolidated statement of cash flow of the Borrower for such fiscal quarter and for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and, with respect to clauses (i) and (ii), prepared in a manner consistent with the accounting practices and policies employed with respect to the audited financial statements reported in the Borrower’s most recent Form 10-K filed with the Securities and Exchange Commission and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and including footnotes or otherwise accompanied by information outlining in sufficient detail reasonably satisfactory to the Lender the effect of consolidating Excluded Funds, if applicable, and concurrently therewith a certification by the principal financial or accounting officer of the Borrower that, in the opinion of management of the Borrower, all adjustments necessary for a fair presentation of (A) the results of operations of the Borrower for the periods covered thereby, (B) the financial position of the Borrower at the date thereof, and (C) the cash flows of the Borrower for periods covered thereby have been made (subject to year-end adjustments);
(c)    simultaneously with the delivery of the financial statements referred to in Sections 6.2(a)(i) and (ii) and (b) above, a compliance certificate certified by the principal financial officer, treasurer or general counsel of the Borrower in substantially the form of Exhibit C hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 8 and (if applicable) reconciliations to reflect changes in GAAP since December 31, 2018;
(d)    promptly after the same are available, copies of all annual, interim and current reports and any other report of a material nature (it being understood that filings in the ordinary course of business pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934 are not material) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto; and
(e)    from time to time such other financial data and information (including accountants’ management letters) as the Lender may reasonably request.
Documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s internet website at www.alliancebernstein.com or such other replacement website of which the Borrower has given proper notice to the Lender or on the SEC’s website www.sec.gov to the extent that any such documents are included in materials otherwise filed with the SEC.
6.3    Notices.
6.3.1    Defaults. The Borrower will promptly after the executive management of the Borrower (which for purposes of this covenant shall mean (to the extent applicable) the chairman of the board, chief executive officer, president, chief operating officer, chief financial officer, treasurer or general counsel of the Borrower) becomes aware thereof (and in any case within three (3) Business Days after the executive management becomes aware thereof) notify the Lender in writing of the occurrence of any Default. If any Person shall give any notice in writing of a claimed default (whether or not constituting an Event of Default) under the Loan Documents or any other Contract relating to Funded Debt equal to or in excess of $100,000,000 to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety, or otherwise, the Borrower shall forthwith give written notice thereof to the Lender, describing the notice or action and the nature of the claimed default.
6.3.2    Notice of Proceedings and Judgments. The Borrower will give notice to the Lender in writing within ten (10) Business Days of the executive management of the Borrower becoming aware of any Proceedings pending affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party that could reasonably be expected by the Borrower to have a Material Adverse Effect (or of any material adverse change in any such Proceedings of which the Borrower has previously given notice). Any such notice will state the nature and status of such Proceedings. The Borrower will give notice to the Lender, in writing, in form and detail satisfactory to the Lender, within ten (10) Business Days of any settlement or any judgment, final or otherwise, against the Borrower or any of its Subsidiaries where the amount payable by the Borrower or any of its Subsidiaries, after giving effect to insurance, is in excess of the lesser of $50,000,000 or 10% of Consolidated Net Worth as at the end of the most recent fiscal quarter.
6.4    Existence; Business; Properties.
6.4.1    Legal Existence. The Borrower will, and will cause each of its Consolidated Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises as a limited partnership, general partnership, corporation, limited liability company or trust, as the case may be, except, with respect to rights and franchises, where the failure to preserve and keep in full force and effect such rights and franchises would not be likely to have a Material Adverse Effect, provided, however, this Section 6.4.1 shall not prohibit any merger, consolidation, or reorganization of the Borrower or any of its Subsidiaries permitted pursuant to Section 7.2.
6.4.2    Conduct of Business. The Borrower will, and will cause each of its Consolidated Subsidiaries to, engage in the lines of business conducted as of the Closing Date and any services, business, activities or businesses incidental to, or reasonably related or similar to, or complementary to any line of business engaged in by the Borrower and its Consolidated Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
6.4.3    Maintenance of Properties. The Borrower will, and will cause each of its Consolidated Subsidiaries to, cause its properties used or useful in the conduct of its business and which are material to the Business of the Borrower and its Consolidated Subsidiaries taken as a whole to be maintained and kept in good condition, repair, and working order and supplied with all necessary equipment, ordinary wear and tear excepted; provided that nothing in this Section 6.4.3 shall prevent the Borrower or any of its Consolidated Subsidiaries from discontinuing the operation and maintenance of any properties if such discontinuance (i) is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of its business, and (ii) does not have a Material Adverse Effect.
6.4.4    Status Under Securities Laws. The Borrower shall maintain its status as a registered “investment adviser”, under (a) the Investment Advisers Act of 1940 and (b) under the laws of each state in which such registration is required in connection with the investment advisory business of the Borrower and, as to (b) only, where a failure to obtain such registration would be likely to have a Material Adverse Effect. The Borrower shall cause Alliance Distributors (i) to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and (ii) to maintain its membership in the Financial Industry Regulatory Authority, Inc. The Borrower shall cause Sanford Bernstein (i) to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of Sanford Bernstein and where a failure to obtain such registration would be likely to have a Material Adverse Effect and (ii) to maintain its membership in the Financial Industry Regulatory Authority, Inc.
6.5    Insurance. The Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, in such amounts, containing such terms, in such forms, and for such periods, or shall be self-insured in respect of such risks (with appropriate reserves to the extent required by GAAP), as shall be customary in the industry for companies engaged in similar activities in similar geographic areas.
6.6    Taxes. The Borrower will, and will cause each of its Consolidated Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments, and other governmental charges imposed upon it or its real property, sales, and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid (a) might by law become a Lien upon any of its property and (b) would be reasonably likely to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy, or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books, if and to the extent permitted by GAAP, adequate accruals with respect thereto.
6.7    Inspection of Properties and Books, Etc.
6.7.1    General. The Borrower shall, and shall cause each of its Subsidiaries to, permit the Lender, through any of its designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances, and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Lender may request. The costs incurred by the Lender in connection with any such inspection shall be borne by the Lender, except as otherwise provided by Section 13(e). Any data and information that is obtained by the Lender pursuant to this Section 6.7.1 shall be held subject to Section 18.
6.7.2    Communication with Accountants. The Borrower authorizes the Lender to communicate directly with the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the Business of the Borrower or any of its Subsidiaries. The Borrower shall be entitled to reasonable prior notice of any such meeting with its independent certified public accountants and shall have the opportunity to have its representatives present at any such meeting. At the request of the Lender, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.7.2. Any data and information that is obtained by the Lender pursuant to this Section 6.7.2 shall be held subject to Section 18.
6.8    Compliance with Government Mandates, Contracts, and Permits. The Borrower will and will cause each of its Consolidated Subsidiaries to, comply (if and to the extent that a failure to comply would be likely to have a Material Adverse Effect) with (a) all applicable Government Mandates wherever the business of the Borrower or any such Subsidiary is conducted, including all Environmental Laws and all Government Mandates relating to occupational safety and employment matters; (b) the provisions of the certificate of incorporation and by-laws, or the agreement of limited partnership and certificate of limited partnership, or its governing documents in the case of any general partnership, as the case may be, of the Borrower and such Subsidiary; (c) all Contracts to which the Borrower or any such Subsidiary is party, by which the Borrower or any such Subsidiary is or may be bound, or to which any of their respective properties are or may be subject; and (d) the terms and conditions of any Permit used in the Business of the Borrower or any such Subsidiary. If any Permit shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause its Subsidiaries to take all reasonable steps within the power of the Borrower and its Subsidiaries to obtain and maintain in full force and effect such Permit and furnish the Lender with evidence thereof.
6.9    Use of Proceeds. The Borrower will use the proceeds of the Loans solely as provided in Section 5.10.
6.10    Certain Changes in Accounting Principles. In the event of a change after the date of this Credit Agreement in (a) GAAP (as defined in clause (b) of the definition of “GAAP” in Section 1.1) or (b) any regulation issued by the Securities and Exchange Commission (either such event being referred to herein as an “Accounting Change”), that results in a material change in the calculations as to compliance with any financial covenant contained in Section 8 or in the calculation of any item to be taken into account in the calculations as to compliance with any such covenant (the “Affected Computation”) in such a manner and to such an extent that, in the good faith judgment of the Chief Financial Officer of the Borrower or the Lender, as evidenced by notice from the Lender to the Borrower (the “Accounting Notice”), the application of the Accounting Change to the Affected Computation would no longer reflect the intention of the parties to this Credit Agreement, then and in any such event:
(a)    the Borrower shall, promptly after either a determination by its Chief Financial Officer as provided above or receipt of an Accounting Notice, give written notice thereof to the Lender, which notice shall be accompanied by a copy of any Accounting Notice and a certificate of the Chief Financial Officer of the Borrower:
(i)    describing the Accounting Change in question and the particular covenant or covenants that will be affected by such Accounting Change;
(ii)    setting forth in reasonable detail (including detailed calculations) the manner and extent to which the covenant or covenants listed in such certificate are affected by such Accounting Change; and
(iii)    setting forth in reasonable detail (including detailed calculations) the information required in order to establish that the Borrower would be in compliance with the requirements of the covenant or covenants listed in such certificate if such Accounting Change was not effective (or, if the Borrower would not be so in compliance, setting forth in reasonable detail calculations of the extent of such non-compliance);
(b)    the Borrower and the Lender will enter into good faith negotiations with each other for an equitable amendment of such covenant or covenants, and the definition of GAAP set forth in Section 1.1, pursuant to Section 24 so as to place the parties, insofar as possible, in the same relative position as if such Accounting Change had not occurred;
(c)    for the period from the date on which such Accounting Change becomes effective (the “Effective Date”) to the effective date of an amendment to this Credit Agreement pursuant to Section 24, the Borrower shall be deemed to be in compliance with the covenant or covenants listed in such certificate if and so long as (but only if and so long as) the Borrower would be in compliance with such covenant or covenants if such Accounting Change had not occurred; and
(d)    if no amendment to this Credit Agreement has become effective within ninety (90) days after the Effective Date of such Accounting Change, then all accounting computations required to be made for purposes of this Credit Agreement thereafter shall be made in accordance with GAAP as in effect immediately prior to such Effective Date.
6.11    Broker-Dealer Subsidiaries.
6.11.1    Maintain Net Capital. Each Material Broker-Dealer Subsidiary of the Borrower that is a U.S. regulated broker-dealer shall not fail to maintain net capital in an amount not less than that required by the Net Capital Rule for a period in excess of five (5) Business Days of the date such Material Broker-Dealer Subsidiary knew of such failure, and each Material Broker-Dealer Subsidiary of the Borrower that is a non-U.S. regulated broker-dealer shall not fail to maintain net capital or capital (or the equivalent) in an amount not less than that required by any similar rule, regulation or requirement (including any capital adequacy requirement) of the relevant regulatory authority or authorities in any relevant jurisdiction for a period in excess of five (5) Business Days of the date such Material Broker-Dealer Subsidiary knew of such failure, and
6.11.2    Registration; Qualification. Each Broker-Dealer Subsidiary must maintain its registration or comparable qualification with its applicable Examining Authority to the extent such registration or comparable qualification is material to the business of the Borrower and its Subsidiaries taken as a whole.
6.12    Senior Indebtedness. The Borrower shall ensure that the Obligations (a) contractually rank at least pari passu in right of payment with all senior Indebtedness of the Borrower and (b) are designated as “Senior Indebtedness,” “Designated Senior Debt” or such similar term under all instruments and documents relating to all Indebtedness of the Borrower that is subordinated in right of payment to the Obligations.
7.    CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
The Borrower covenants and agrees that, so long as any Loan or any Note is Outstanding or the Lender has any obligation to make any Loans:
7.1    Disposition of Assets. The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, in any single transaction or in multiple transactions within any fiscal year of the Borrower, sell, transfer, assign, or otherwise dispose of assets of the Borrower and its Consolidated Subsidiaries, or enter into any Contract for any such sale, transfer, assignment, or disposition (a “Disposition”), provided, however:
(a)    Consolidated Subsidiaries of the Borrower may sell, transfer, assign, or dispose of assets (including 12b-1 Fees) to the Borrower or another Consolidated Subsidiary;
(b)    the Borrower and any Consolidated Subsidiary of the Borrower may make any Disposition (other than a Disposition (whether in one or a series of transactions) of all or substantially all of the assets of the Borrower and its Consolidated Subsidiaries) so long as (i) no Default exists or would be caused thereby, (ii) after giving effect to such Disposition the Borrower will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8 hereof, and (iii) the assets disposed of in any fiscal year in the aggregate did not generate more than 33 1/3% of the consolidated revenues of the Borrower during the immediately preceding fiscal four quarters or if such assets generated revenues during the immediately preceding fiscal four quarters that if subtracted from the consolidated revenues of the Borrower during this period would result in consolidated revenues of the Borrower of less than $1,200,000,000; and
(c)    the Borrower and any Consolidated Subsidiary of the Borrower may sell, transfer or assign, or dispose of 12b-1 Fees to Persons other than the Borrower and its Consolidated Subsidiaries. Any Indebtedness in respect of obligations of the Borrower and its Consolidated Subsidiaries arising out of such transactions shall constitute “Funded Debt”.
This covenant is not intended to restrict the conversion of a short-term investment of the Borrower into cash or into another investment which remains an asset of the Borrower.
7.2    Fundamental Changes. The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, become a party to any merger, dissolution or consolidation involving all or substantially all of its assets (whether in one or a series of transactions) (any such transaction, a “Reorganization” and the term “Reorganize” shall have a correlative meaning) or purchase or acquire all or substantially all of the assets or Equity Securities of a Person or a business unit of a Person (whether in one or a series of transactions) (each, an “Acquisition”) or enter into any Contract providing for any Reorganization or Acquisition, provided, however, so long as no Default then exists or would be caused thereby:
(a)    any Consolidated Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Consolidated Subsidiaries;
(b)    any Person may merge with (i) the Borrower provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such Person merging into the Borrower is in the same line of business as the Borrower and its Subsidiaries or a line of business reasonably related thereto, or (ii) any one or more Consolidated Subsidiaries, provided that (x) such Consolidated Subsidiary shall be the continuing or surviving Person, (y) such Person merging into a Consolidated Subsidiary is in the same line of business as the Borrower and its Subsidiaries or a line of business reasonably related thereto; and
(c)    the Borrower or any Consolidated Subsidiary may purchase or acquire all or substantially all of the Equity Securities or assets of a Person or a business unit of a Person, provided that (i) such Person is, or such assets or business unit are to be used, in the same line of business as the Borrower and its Subsidiaries or a line of business incidental to, or reasonably related, similar or complementary thereto and (ii) after giving effect to such purchase or acquisition, the Borrower will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8.
7.3    Restrictions on Liens. The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to (a) create or incur, or cause, permit, or suffer to be created or incurred or to exist, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device, or arrangement; (d) suffer to exist any Indebtedness or claim or demand for a period of time such that the same by Government Mandate or upon bankruptcy or insolvency, or otherwise, would be given any priority whatsoever over its general creditors; or (e) assign, pledge, or otherwise transfer any accounts, contract rights, general intangibles, chattel paper, or instruments, with or without recourse, other than a transfer or assignment in connection with a Disposition permitted under Section 7.1 or Reorganization or Acquisition permitted under Section 7.2 or an Investment; provided that the Borrower and any Subsidiary of the Borrower may create or incur, or cause, permit, or suffer to be created or incurred or to exist:
(i)    Liens imposed by Government Mandate to secure taxes, assessments, and other government charges in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves are maintained in accordance with GAAP;
(ii)    statutory Liens of carriers, warehousemen, mechanics, suppliers, laborers, and materialmen, and other like Liens in the ordinary course of business, in each case in respect of obligations not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves are maintained in accordance with GAAP;
(iii)    Liens arising out of pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(iv)    Liens on deposits to secure performance of bids or performance bonds and other similar Liens, in the ordinary course of business;
(v)    Liens on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, defects and irregularities in the title thereto, and other minor Liens, provided, none of such Liens in the reasonable opinion of the Borrower interferes materially with the use of the affected property in the ordinary conduct of the business of the Borrower and its Subsidiaries;
(vi)    the rights and interests of landlords and lessors under leases of Real Estate leased by the Borrower or one of its Subsidiaries, as lessee;
(vii)    Liens outstanding on the Closing Date and set forth on Schedule 7.3;
(viii)    Liens in favor of either the Borrower or a Consolidated Subsidiary on all or part of the assets of any Subsidiary of the Borrower securing Indebtedness owing by such Subsidiary to the Borrower or such Consolidated Subsidiary, as the case may be;
(ix)    Liens on interests of the Borrower or its Subsidiaries in partnerships or joint ventures consisting of binding rights of first refusal, rights of first offer, take-me-along rights, third-party offer provisions, buy-sell provisions, other transfer restrictions and conditions relating to such partnership or joint venture interests, and Liens granted to other participants in such partnership or joint venture as security for the performance by the Borrower or its Subsidiaries of their obligations in respect of such partnership or joint venture;
(x)    UCC notice filings in connection with non-recourse sales of 12b-1 Fees (other than sales constituting a collateral security device);
(xi)    Liens securing purchase money Indebtedness so long as such Liens are only on the asset acquired with such purchase money Indebtedness and secure only the Indebtedness incurred to purchase such asset;
(xii)    Liens incurred or otherwise arising in connection with the Securities Trading Activities of the Broker-Dealer Subsidiaries;
(xiii)    Liens in favor of the Lender to secure the Obligations;
(xiv)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into in the ordinary course of business;
(xv)    banker’s Liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions in the ordinary course of business; and
(xvi)    Liens (in addition to those specified in clauses (i) through (xv) above) securing Indebtedness in an aggregate amount for the Borrower and all of its Consolidated Subsidiaries taken together not in excess of $80,000,000 outstanding at any point in time (but excluding from the amount of any such Indebtedness that portion which is fully covered by insurance and as to which the insurance company has acknowledged to the Lender its coverage obligation in writing).
7.4    Distributions. The Borrower shall not cause, permit, or suffer any restriction or Lien on the ability of any Consolidated Subsidiary to (a) pay, directly or indirectly, any Distributions to the Borrower or any other Subsidiary of the Borrower, (b) make any payments, directly or indirectly, in respect of any Indebtedness or other obligation owed to the Borrower or any of its Subsidiaries, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) sell, transfer, assign, or otherwise dispose of any property or assets to the Borrower or any other Subsidiary of the Borrower, except, in each such case, restrictions or Liens (aa) that exist under or by reason of applicable Government Mandates, including any net capital rules, (bb) that are imposed only, as to Indebtedness of the Borrower or any Consolidated Subsidiary incurred prior to the date hereof, upon a failure to pay when due any of such Indebtedness, or, as to Indebtedness of the Borrower or any Consolidated Subsidiary incurred on or after the date hereof, upon an acceleration of such Indebtedness or a failure to pay the full amount of such Indebtedness at maturity, or (cc) that arise by reason of the maintenance by any Subsidiary that is not a Consolidated Subsidiary of a level of net worth for the purpose of ensuring that limited partnerships for which it serves as general partner will be treated as partnerships for federal income tax purposes. Notwithstanding the foregoing, any portion of net earnings of any Consolidated Subsidiary that is unavailable for payment of dividends to the Borrower or any other Consolidated Subsidiary by reason of a restriction or Lien permitted under any of clauses (aa), (bb), and (cc) shall be excluded from the calculation of Consolidated Net Income (or Loss).
7.5    Transactions with Affiliates. The Borrower will not, and will not cause, permit, or suffer any of its Subsidiaries to, directly or indirectly, enter into any Contract or other transaction with any Affiliate of the Borrower or any of its Subsidiaries that is material to the Borrower and the Consolidated Subsidiaries taken as a whole, unless either: (a) such Contract or transaction relates solely to compensation arrangements with directors, officers, or employees of the Borrower, the General Partner, or the Consolidated Subsidiaries, or (b) such transaction is in the ordinary course of business and is, taking into account the totality of the relationships involved, on fair and reasonable terms no less favorable to the Borrower and the Consolidated Subsidiaries taken as a whole than would be obtained in comparable arm’s length transactions with Persons that are not Affiliates of the Borrower or its Subsidiaries, or (c) the Contract or other transaction is in connection with a Reorganization or Acquisition permitted under Section 7.2 hereof.
7.6    Employee Benefit Plans. The Borrower will not, and will not cause, permit, or suffer any ERISA Affiliate to:
(a)    engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code that could result in a material liability for the Borrower and its Consolidated Subsidiaries taken as a whole;
(b)    permit any Guaranteed Pension Plan to be determined to be in “at risk” status within the meaning of Section 303 of ERISA;
(c)    fail to contribute to any Guaranteed Pension Plan to an extent that, or terminate any Guaranteed Pension Plan in a manner that, could result in the imposition of a Lien on the assets of the Borrower or any of its Subsidiaries pursuant to §303(k) or §4068 of ERISA; or
(d)    permit or take any action that would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Guaranteed Pension Plans by more than $50,000,000, disregarding for this purpose the benefit liabilities and assets of any such Guaranteed Pension Plan with assets in excess of benefit liabilities.
7.7    Amendments to Certain Documents. The Borrower shall not, without the prior written consent of the Lender in each instance, permit or suffer any material amendments, modifications, supplements, or restatements of its certificate of limited partnership or the Borrower Partnership Agreement (or, following any conversion of the Borrower to a corporation, its certificate of incorporation or by-laws) that (i) relate to the determination of Available Cash Flow or Operating Cash Flow under the Borrower Partnership Agreement, or (ii) could reasonably be expected to materially adversely affect the ability of the Borrower to perform and observe its obligations under the Loan Documents or the legal rights and remedies of the Lender under any of the Loan Documents.
7.8    Sanctions. The Borrower shall not, and shall not permit its Subsidiaries to, use the proceeds of any Loan for the purpose of funding any activities of or business with any individual or entity, or in any Designated Jurisdiction, in any manner that would result in the violation of Sanctions, or in any other manner that will result in a violation of any Sanctions by any party hereto.
7.9    Anti-Corruption Laws. The Borrower shall not use the proceeds of any Loan for the purpose of breaching the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
8.    FINANCIAL COVENANTS OF THE BORROWER.
The Borrower covenants and agrees that, so long as any Loan or any Note is Outstanding or the Lender has any obligation to make any Loans:
8.1    Consolidated Leverage Ratio. The Borrower will not at any time permit its Consolidated Leverage Ratio to exceed 3.00 to 1.00.
8.2    Consolidated Interest Coverage Ratio. The Borrower will not at any time permit its Consolidated Interest Coverage Ratio to be less than 4.00 to 1.00.
8.3    Miscellaneous. For purposes of this Section 8, demand obligations shall be deemed to be due and payable during any fiscal year during which such obligations are outstanding.
9.    CLOSING CONDITIONS.
The obligation of the Lender to enter into this Credit Agreement shall be subject to the satisfaction of the following conditions precedent at or before the Closing Date:
9.1    Financial Statements and Material Changes. The Lender shall be reasonably satisfied that (a) the financial statements of the Borrower and the Consolidated Subsidiaries referred to in Section 5.3 fairly present in all material respects the business and financial condition and the results of operations of the Borrower and the Consolidated Subsidiaries as of the dates and for the periods to which such financial statements relate, and (b) there shall have been no material adverse change in the Business of the Borrower and the Consolidated Subsidiaries taken as a whole since the dates of such financial statements.
9.2    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Lender shall have received a fully executed copy of each such document.
9.3    Certified Copies of Charter Documents. The Lender shall have received from the Borrower and the General Partner (a) a copy of its certificate of limited partnership, certificate of incorporation, certificate of formation or other charter document duly certified as of a recent date by the Secretary of State of Delaware, (b) a copy, certified by a duly authorized officer of such Entity to be true and complete on the Closing Date, of its agreement of limited partnership, by-laws, limited liability company agreement or equivalent document as in effect on such date, and (c) a certificate of the Secretary of State of Delaware as to the due organization, legal existence, and good standing of such Entity. The certificate of incorporation, partnership agreement and by-laws, certificate of limited partnership or certificate of formation of limited liability company agreement, as the case may be, of the Borrower and the General Partner shall be in all respects satisfactory in form and substance to the Lender.
9.4    Partnership, Corporate and Company Action. All partnership, corporate or company action necessary for the valid execution, delivery, and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party, and all corporate action necessary for the General Partner to cause the Borrower to execute, deliver, and perform this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party, shall have been duly and effectively taken, evidence thereof reasonably satisfactory to the Lender shall have been provided to the Lender, and such action shall be in full force and effect at the Closing Date.
9.5    Consents. Each party hereto shall have duly obtained all consents and approvals of Government Authorities and other third parties, and shall have effected all notices, filings, and registrations with Government Authorities and other third parties, as may be required in connection with the execution, delivery, performance, and observance of the Loan Documents; all of such consents, approvals, notices, filings, and registrations shall be in full force and effect; and the Lender shall have each received evidence thereof satisfactory to it.
9.6    Opinions of Counsel. The Lender shall have received a favorable opinion addressed to the Lender, dated as of the Closing Date, from Sidley Austin LLP, special counsel to the Borrower, in the form of Exhibit D hereto.
9.7    Proceedings. Except as may be disclosed in the Borrower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, there shall be no Proceedings pending or threatened the result of which, if adversely determined, is reasonably likely to impair or prevent the Borrower’s performance and observance of its obligations under this Credit Agreement and the other Loan Documents.
9.8    Incumbency Certificate. The Lender shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower, each of the Loan Documents to which the Borrower is or is to become a party; (b) to make Loan Requests; and (c) to give notices and to take other action on behalf of the Borrower under the Loan Documents.
9.9    Fees. Without limiting any other condition, the Borrower shall have paid to the Lender all fees, expenses and other amounts due and payable under the Loan Documents at or prior to such time (including, without limitation, fees and disbursements of counsel to the Lender).
9.10    Representations and Warranties True; No Defaults. The Lender shall have received a certificate of an officer of the Borrower and the General Partner, in form and substance satisfactory to the Lender, to the effect that (i) each of the representations and warranties set forth herein and each of the other Loan Documents is true and correct in all material respects on and as of the Closing Date and (ii) no material defaults exist under any material contract or agreement of the Borrower, including, without limitation, this Credit Agreement and the other Loan Documents.
10.    CONDITIONS TO ALL BORROWINGS.
The obligation of the Lender to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the conditions precedent set forth below. Each of the submission (or deemed submission) of a Loan Request by the Borrower and the acceptance by the Borrower of any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth below have been satisfied.
10.1    No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan.
10.2    Representations True. Each of the representations and warranties of the Borrower and its Subsidiaries contained in this Credit Agreement (other than the representation and warranty set forth in Section 5.4), the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
10.3    Loan Request. The Lender shall have received a Loan Request if and to the extent required by Section 2.6.
10.4    Payment of Fees. Without limiting any other condition, the Borrower shall have paid to the Lender all fees, expenses and other amounts due and payable under the Loan Documents at or prior to the time of the making of such Loan.
10.5    No Legal Impediment. No change shall have occurred in any Government Mandate that in the reasonable opinion of the Lender would make it illegal for the Lender to make such Loan.
11.    EVENTS OF DEFAULT; ACCELERATION; ETC.
11.1    Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, unless (i) such failure to pay principal is caused by an error or omission of an administrative or operational nature, (ii) funds to be paid were available to the Borrower to enable it to make the relevant payment when due and (iii) such payment is made within one (1) Business Day;
(b)    the Borrower shall fail to pay any interest on the Loans or fees or other amounts payable hereunder when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for five (5) days after written notice of such failure has been given to the Borrower by the Lender;
(c)    the Borrower shall fail to perform or observe any of its covenants contained in Sections 6.3.1, 6.4.1, 7 or 8;
(d)    the Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant, or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 11) for thirty (30) days after written notice of such failure has been given to the Borrower by the Lender, provided, that a failure to perform or observe the terms, covenants and agreements set forth in Section 6.2, Section 6.7 or Section 6.11.1 that continues for more than ten (10) days (regardless of whether notice of such failure is given to the Borrower) shall constitute an Event of Default hereunder;
(e)    any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement, any of the other Loan Documents, or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed to have been made or repeated;
(f)    failure to make a payment of principal or interest, or the occurrence of a default, event of default, or other event permitting (with or without the passage of time or the giving of notice) acceleration or exercise of remedies or, with respect to any Swap Contract, as to which the Borrower or any Subsidiary is the defaulting party, permitting early termination thereof shall occur with respect to (i) any Indebtedness for money borrowed, (ii) any Indebtedness in respect of the deferred purchase price of goods or services, (iii) any Capitalized Lease, (iv) any Broker-Dealer Debt, (v) any Swap Contract or (vi) any Synthetic Lease Obligation, of the Borrower or any of its Subsidiaries, having a principal amount (or (x) in the case of a Capitalized Lease, scheduled rental payments with a discounted present value from the last day of the initial term to the date of determination as determined in accordance with generally accepted accounting principles or (y) in the case of a Swap Contract, the Swap Termination Value or (z) in the case of a Synthetic Lease Obligation, the amount of Attributable Indebtedness with respect thereto), (A) in any one case, of $100,000,000 or more, or (B) in the aggregate, of $250,000,000 or more, and such failure to make a payment of principal or interest, or a default, event of default, or other event shall continue for such period of time as would entitle the holder of such Indebtedness, Capitalized Lease, Swap Contract or Synthetic Lease Obligation (with or without notice) to accelerate such Indebtedness or terminate such Capitalized Lease, Swap Contract or Synthetic Lease Obligation;
(g)    any of the Loan Documents shall be cancelled, terminated, revoked, or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent, or approval of the Lender, or any Proceeding to cancel, revoke, or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto, or any Government Authority of competent jurisdiction shall make a determination that, or issue a Government Mandate to the effect that, any material provision of one or more of the Loan Documents is illegal, invalid, or unenforceable in accordance with the terms thereof;
(h)    the Borrower, the General Partner or any Material Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver of the Borrower, the General Partner or any Material Subsidiary or of any substantial part of the assets of the Borrower, the General Partner or any Material Subsidiary, or shall commence any Proceeding relating to the Borrower, the General Partner or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such Proceeding shall be commenced against the Borrower, the General Partner or any Material Subsidiary and any of such parties shall indicate its approval thereof, consent thereto, or acquiescence therein;
(i)    either (i) an involuntary Proceeding relating to the Borrower, the General Partner or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect is commenced and not dismissed or vacated within sixty (60) days following entry thereof, or (ii) a decree or order is entered appointing any trustee, custodian, liquidator, or receiver described in (h) or adjudicating the Borrower, the General Partner or any Material Subsidiary bankrupt or insolvent, or approving a petition in any such Proceeding, or a decree or order for relief is entered in respect of the Borrower, the General Partner or any Material Subsidiary in an involuntary Proceeding under federal bankruptcy laws as now or hereafter constituted;
(j)    there shall remain in force, undischarged, unsatisfied, and unstayed, for more than forty-five (45) days, any final judgment or order against the Borrower or any of its Subsidiaries, that, with any other such outstanding final judgments or orders, undischarged, against the Borrower and its Subsidiaries taken together exceeds in the aggregate $50,000,000;
(k)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Lender shall have determined in its reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $50,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or any representation with respect to any Guaranteed Pension Plan or Multiemployer Plan made in Section 5.9 shall prove to be incorrect during the term of this Credit Agreement and the Lender shall have determined in its reasonable discretion that the events underlying the incorrect representation could reasonably be expected to result in liability to the Borrower or its Subsidiaries, in the aggregate, in excess of $50,000,000;
(l)    any of the following: (i) the Borrower shall fail to be duly registered as an “investment adviser” under the Investment Advisers Act of 1940; (ii) Alliance Distributors shall cease to be duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 or shall cease to be a member of the Financial Industry Regulatory Authority, Inc., or (iii) Sanford Bernstein shall cease to be duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 or shall cease to be a member of the Financial Industry Regulatory Authority, Inc., in each case, to the extent required by applicable law;
(m)    the Borrower, the General Partner or any Material Subsidiary shall either (i) be indicted for a federal or state crime and, in connection with such indictment, Government Authorities shall seek to seize or attach, or seek a civil forfeiture of, property of the Borrower, the General Partner or one or more of such Material Subsidiaries having a fair market value in excess of $50,000,000, or (ii) be found guilty of, or shall plead guilty, no contest, or nolo contendere to, any federal or state crime, a punishment for which could include a fine, penalty, or forfeiture of any assets of the Borrower, the General Partner or such Material Subsidiary having in any such case a fair market value in excess of $50,000,000; or
(n)    AllianceBernstein Corporation shall cease to be the sole general partner of the Borrower, and such circumstance shall continue for thirty (30) days after written notice of such circumstance has been given to the Borrower, provided, that the admission of additional Persons as general partner of the Borrower shall not constitute an Event of Default if, prior to the admission of any such general partner, the Borrower delivers to the Lender (i) the documentation with respect to such general partner that would be required under Section 9.3 if such Person were a General Partner on the Closing Date, (ii) an incumbency certificate for such general partner as required for the Borrower pursuant to Section 9.8, and (iii) an opinion from counsel reasonably acceptable to the Lender, in form and substance reasonably satisfactory to the Lender, as to such general partner’s power and authority to act on behalf of the Borrower as a general partner of the Borrower;
then, and in any such event, so long as the same may be continuing, the Lender may take one or more of the following actions: (x) declare the Commitment to be terminated, whereupon the Commitment shall be terminated; and (y) by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, any Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, in any such event, so long as the same may be continuing, the Lender may exercise all other rights and remedies available to the Lender under the Loan Documents or applicable law. Notwithstanding the foregoing, in the event of any Event of Default specified in Section 11.1(h) or Section 11.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Lender, and any unused portion of the Commitment hereunder shall forthwith terminate and the Lender shall be relieved of all obligations to make Loans to the Borrower. Any declaration under this Section 11.1 may be rescinded by the Lender after the Events of Default leading to such declaration are cured or waived.
11.2    Termination of Commitment. No termination of the Commitment hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to the Lender arising under this Credit Agreement, the Notes or the other Loan Documents.
11.3    Application of Monies. In the event that, during the continuance of any Default, the Lender receives any monies in connection with the enforcement of rights under the Loan Documents, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Lender for or in respect of all costs, expenses, disbursements, and losses that shall have been incurred or sustained by the Lender in connection with the collection of such monies by the Lender, for the exercise, protection, or enforcement by the Lender of all or any of the rights, remedies, powers, and privileges of the Lender under this Credit Agreement or any of the other Loan Documents, or in support of any provision of adequate indemnity to the Lender against any taxes or Liens that by Government Mandate shall have, or may have, priority over the rights of the Lender to such monies;
(b)    Second, to all other Obligations in such order or preference as the Lender may determine; provided, however, the Lender may in its discretion make proper allowance to take into account any Obligations not then due and payable; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
12.    SETOFF.
To the extent permitted by applicable law, regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Lender or any of its Related Parties to or for the credit of the Borrower and any securities or other property of the Borrower in the possession of the Lender or such Related Party may be applied to or set off by the Lender or such Related Party against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lender, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such Obligations may be unmatured. Such rights of setoff and application are in addition to any other rights and remedies (including any other rights of setoff) which the Lender may have. The Lender that exercises any such rights of setoff and application will notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
13.    EXPENSES.
The Borrower shall upon demand either, as the Lender may require and regardless of whether any Loans are made hereunder, pay in the first instance or reimburse the Lender (to the extent that payments for the following items are not made under the other provisions hereof) for (a) the reasonable out-of-pocket costs of producing and reproducing this Credit Agreement, the other Loan Documents, and the other agreements and instruments mentioned herein, (b) reasonable out-of-pocket expenses incurred in connection with the syndication of this facility, (c) the reasonable fees, expenses, and disbursements of the Lender’s special counsel incurred in connection with the preparation, the administration, or interpretation of the Loan Documents, the other instruments mentioned herein, and the term sheet for the transactions contemplated by this Credit Agreement, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses, and disbursement of the Lender incurred by the Lender in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and (e) all reasonable out-of-pocket expenses (including reasonable outside counsel fees and costs and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default and (ii) any Proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender’s relationship with the Borrower or any of its Subsidiaries. The Borrower shall not be responsible under clause (e) above for the fees and costs of more than one law firm in any one jurisdiction with respect to any one Proceeding or set of related Proceedings for the Lender, unless there are other circumstances that in the reasonable judgment of the Lender make separate counsel advisable. The covenants of this Section 13 shall survive payment or satisfaction of all other Obligations and the termination of the Commitment and the Loan Documents.
14.    INDEMNIFICATION.
The Borrower shall, regardless of whether any Loans are made hereunder, indemnify and hold harmless the Lender and each of its Related Parties from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, causes of action, and Proceedings, and reasonable costs and expenses in connection therewith, incurred, suffered, sustained, or required to be paid by an indemnified party by reason of or resulting, directly or indirectly, from the transactions contemplated by the Loan Documents, including (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substances or any Proceeding brought or threatened with respect to any Hazardous Substances (including claims with respect to wrongful death, personal injury, or damage to property), in each case including the reasonable fees and disbursements of outside legal counsel incurred in connection with any such Proceeding, provided, however, the Borrower shall not be obligated to indemnify any party for any damages, losses, settlement payments, obligations, liabilities, claims, causes of action, Proceedings, costs, and expenses that were caused directly by the gross negligence or willful misconduct of the indemnified party as determined by a court of competent jurisdiction in a final and non-appealable judgment, provided that the Borrower is not then in Default. In Proceedings, or the preparation therefor, the indemnified parties shall be entitled to select their legal counsel and, in addition to the foregoing indemnity, the Borrower shall, promptly upon demand, pay in the first instance, or reimburse the indemnified parties for, the reasonable fees and expenses of such legal counsel. The Borrower shall not be responsible under this Section 14 for the fees and costs of more than one law firm in any one jurisdiction for the Borrower and the indemnified parties with respect to any one Proceeding or set of related Proceedings, unless any indemnified party shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrower or there are other circumstances that in the reasonable judgment of the indemnified parties make separate counsel advisable. If, and to the extent that the obligations of the Borrower under this Section 14 are unenforceable for any reason, the Borrower shall make the maximum contribution to the payment in satisfaction of such obligations that is permissible under applicable law. The covenants contained in this Section 14 shall survive payment or satisfaction in full of all other Obligations and the termination of the Commitment and the Loan Documents. No indemnified party referred to in this Section 14 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages result from the gross negligence or willful misconduct of the indemnified party as determined by a court of competent jurisdiction in a final and non-appealable judgment. No indemnified party referred to in this Section 14 shall have any liability to the Borrower or any of its Subsidiaries arising out of, relating to or in connection with the transactions contemplated by the Loan Documents for any special, exemplary, punitive, or consequential damages or any damages other than, or in addition to, actual damages.
15.    SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations, and warranties made herein, in any Notes, in any of the other Loan Documents, or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lender of the Loans, as herein contemplated, and all covenants and agreements shall continue in full force and effect so long as any amount due under this Credit Agreement or any Notes or any of the other Loan Documents remains outstanding or the Lender has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to the Lender at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.
16.    ASSIGNMENTS.
16.1    Assignments.
%4.     Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except to an Eligible Assignee in accordance with the provisions of Section 16.1(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(a)    Assignments by the Lender. The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement, including all or a portion of the Commitment and the Loans at the time owing to it (any such rights and obligations that are so assigned, an “Assigned Interest”); provided that the parties to any such assignment shall execute and deliver to the Borrower a copy of the assignment agreement giving effect to such assignment. From and after the effective date of any such assignment, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of the Lender under this Credit Agreement, and the Lender shall, to the extent of the Assigned Interest, be released from its obligations under this Credit Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Credit Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.4, 4.6, 4.8, 13 and 16 and bound by the provisions of Section 18 with respect to facts and circumstances occurring prior to the effective date of such assignment).
(b)    Register. The Borrower shall maintain a copy of each assignment agreement delivered to it pursuant to Section 16.1(b) and a register for the recordation of the names and addresses of the Lender and/or any Eligible Assignee, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, the Lender and/or any Eligible Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Lender and any Eligible Assignee may treat each Person whose name is recorded in the Register pursuant to the terms hereof as having the rights and obligations of the Lender for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lender and any Eligible Assignee at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, the Lender and any Eligible Assignee may request and receive from the Borrower a copy of the Register.
16.2    New Notes. In connection with any assignment of an Assigned Interest, the Borrower shall, upon its receipt of any assignment agreement delivered to it pursuant to Section 16.1(b), together with any Note subject to such assignment, record the information contained therein in the Register. If requested by any Eligible Assignee, within five (5) Business Days after receipt of any such assignment agreement, the Borrower, at its own expense, shall execute and deliver to such Eligible Assignee, in exchange for the surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such assignment and, at the request of the Lender, if the Lender has retained some portion of its obligations hereunder, a new Note to the order of the Lender in an amount equal to the amount retained by it hereunder. Any such new Note shall provide it is a replacement for the surrendered Note, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Note. The surrendered Note shall be cancelled and returned to the Borrower.
16.3    Disclosure. The Lender may disclose information obtained by the Lender pursuant to this Credit Agreement to assignees and potential assignees hereunder subject to Section 18.
16.4    Miscellaneous Assignment Provisions. Any Lender shall retain its rights to be indemnified pursuant to Sections 4.4, 4.6, 13 and 14 with respect to any claims or actions arising prior to the date of the assignment. Anything contained in this Section 16 to the contrary notwithstanding, the Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement, including to any central bank or any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the Lender from its obligations hereunder or under any of the other Loan Documents.
17.    NOTICES, ETC.
17.1    Notices.
Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 17.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number, in each case, to the address, facsimile number, electronic mail address or telephone number, as applicable, of the Borrower or the Lender, as the case may be, specified on Schedule 17.1.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 17.2 below, shall be effective as provided in Section 17.2 below.
17.2    Electronic Communications.
Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Lender. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
17.3    Change of Address, Etc.
The Borrower may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Lender. The Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower.
17.4    Reliance by the Lender.
The Lender shall be entitled to rely and act upon any notices (including telephonic notices and Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses and liabilities have resulted from the gross negligence or willful misconduct of such Person.
18.    CONFIDENTIALITY.
The Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who need to know such Information to permit the Lender to evaluate, administer or enforce this Credit Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 18, to any permitted assignee of, or any prospective assignee of, any of its rights or obligations under this Credit Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 18 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Affiliates, subject, in the case of any disclosure in accordance with clause (c) of this sentence and to the extent legal and practicable, to giving the Borrower notice prior to such disclosure. In addition, the Lender may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents, and the Commitment.
For purposes of this Section 18, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, whether or not the information is marked as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to any other third party information subject to a confidentiality agreement substantially similar to this Section 18.
19.    GOVERNING LAW; JURISDICTION.
THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. THE LENDER AND THE BORROWER EACH AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 17. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE LENDER AND THE BORROWER EACH HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
20.    HEADINGS.
The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
21.    COUNTERPARTS.
This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any signatures delivered after the Closing Date by a party by facsimile transmission shall be deemed an original signature hereto.
Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
22.    ENTIRE AGREEMENT, ETC.
The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 24.
23.    WAIVER OF JURY TRIAL.
THE LENDER AND THE BORROWER EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES, OR ANY OF THE OTHER LOAN DOCUMENTS, AND RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EXCEPT AS PROHIBITED BY LAW, THE LENDER AND THE BORROWER EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.
24.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Credit Agreement, any term of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein may be amended with, but only with, the written consent of the Borrower and the Lender. Any consent or approval required or permitted by this Credit Agreement to be given by the Lender may be given, any acceleration of amounts owing under the Loan Documents may be rescinded, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein or the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
25.    NO WAIVER; CUMULATIVE REMEDIES.
No failure by the Lender or the Borrower to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
26.    SEVERABILITY.
The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
27.    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation assignments, amendments or other modifications, Loan Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
28.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY.
The Lender Parties may have economic interests that conflict with those of the Borrower Parties. The Borrower agrees that nothing in this Credit Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Borrower Parties. The Borrower acknowledges and agrees that (i) the entering into of and transactions contemplated by this Credit Agreement are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower Parties, on the other hand, and (ii) in connection therewith and with the process leading to such transaction the Lender Parties are acting solely as a principal and not the agent or fiduciary of the Borrower Parties or any other person, (iii) the Lender Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lender Parties or any of their Affiliates have advised or are currently advising the Borrower on any related or other matters) or any other obligation to the Borrower except the obligations expressly set forth herein and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated hereby or the process leading thereto.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK
IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

BORROWER:	ALLIANCEBERNSTEIN L.P.

By: _/s/ Raymond Carli___
Name: Raymond Carli
Title: SVP and Treasurer

GENERAL PARTNER (solely for purposes	ALLIANCEBERNSTEIN CORPORATION
of making the representation set forth in
Sections 5.1.1, 5.1.2, 5.1.3, 5.2 and 5.7):
By: _/s/ Raymond Carli___
Name: Raymond Carli
Title: SVP and Treasurer

LENDERS:	AXA EQUITABLE HOLDINGS, INC.

By: _/s/ Robin M. Raju
Name: Robin M. Raju
Title: Senior Vice President and Treasurer

SCHEDULE 5.2
GOVERNMENT APPROVALS
None

SCHEDULE 7.3
PERMITTED LIENS

Jurisdiction	Secured Party	Filing Found	File No.	Date Filed	Collateral
Secretary of State of the State of Delaware	Sumitomo Mitsui Banking Corporation	UCC-1	20152596608	06-17-15
The rights of AB Private Credit Investors LLC in capital commitments, unfunded commitments and capital contributions pledged in connection with a revolving credit agreement in favor of Addington Square Private Credit Fund, L.P. et al., all as further described in the referenced UCC filing

	Sumitomo Mitsui Banking Corporation	UCC-1	20188579142	12-11-18
The rights of AB Private Credit Investors LLC in capital commitments, unfunded commitments and capital contributions pledged in connection with a revolving credit agreement in favor of Addington Square Private Credit Fund, L.P. et al., all as further described in the referenced UCC filing

	Signature Bank	UCC-1	20124051324	10-22-12	Account #888-01355 held at Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, in the name of Hews Associates.
	U.S. Bank National Association/ ABPCI Directed Lending Funding V LLC	UCC-1	20171108155	2-17-17
The right, title and interest of AB Private Credit Investors LLC in collateral loans, related interests and other collateral pledged in connection with a revolving credit agreement in favor of ABPCI Directed Lending Funding V LLC, all as further described in Exhibit A to the referenced UCC filing

	U.S. Bank National Association/ ABPCI Directed Lending Funding CLO III Ltd	UCC-1	20178239842	12-12-17
The right, title and interest of AB Private Credit Investors LLC in collateral obligations, related interests and other collateral pledged in connection with an indenture in favor of ABPCI Directed Lending Funding CLO III Ltd, all as further described in Exhibit A to the referenced UCC filing.

SCHEDULE 17.1
CERTAIN ADDRESSES FOR NOTICES
Borrower’s Address

AllianceBernstein L.P.
1345 Avenue of the Americas
New York, New York 10105
(Telecopy Number (646) 452-9270)
Attention: Treasurer
Email: AB_Treasury@alliancebernstein.com
with a copy to:

General Counsel of AllianceBernstein L.P.
1345 Avenue of the Americas
New York, New York 10105
(Telecopy Number (212) 969-1334)
Email: david.lesser@alliancebernstein.com
Lender’s Address

AXA Equitable Holdings, Inc.
1290 Avenue of the Americas
New York, NY 10104
Attention: Robin M. Raju, Senior Vice President and Treasurer
Tel: 212-314-4189

with a copy to:

AXA Equitable Holdings, Inc.
1290 Avenue of the Americas
New York, NY 10104
Yun Zhang, Vice President and Assistant Treasurer
Tel: 212-314-5030
EXHIBIT A
to
the Credit Agreement
FORM OF NOTE
$900,000,000.00                                 November 4, 2019
FOR VALUE RECEIVED, the undersigned ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of _____________________ (the “Lender”):
(a)    the principal amount of NINE HUNDRED MILLION AND 00/100 DOLLARS ($900,000,000.00) or, if less, the aggregate unpaid principal amount of the Loans advanced by the Lender to the Borrower pursuant to the Credit Agreement dated as of November 4, 2019 (as modified, amended, restated or supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower and the Lender, at the times and in the amounts specified therein; and
(b)    interest from the date hereof on the principal balance from time to time outstanding through and including the respective maturity dates of the Loans evidenced hereby, at the times and rates specified in, and in all cases in accordance with the terms of, the Credit Agreement.
This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender is entitled to the benefit of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and the Lender may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on the Loans, an appropriate notation on the appropriate grid attached to this Note (or on any other Record) reflecting the making of such Loan or (as the case may be) the receipt of such payment. The Outstanding amount of the Loans set forth on the appropriate grid attached to this Note (or on any other Record) shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to make payments of principal of or interest on any Loans when due.
The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.
If any one or more Events of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.
The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.
THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY AND WITHIN SUCH STATE. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 17 OF THE CREDIT AGREEMENT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the day and year first above written.
ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:

GRID FOR LOANS

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made by:
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$
___/____/____	$	$	$

EXHIBIT B
to
the Credit Agreement
______________, 20___
[Address of the Lender]
Attention:    _______________________
Re:    Loan Request under the Credit Agreement dated as of November 4, 2019
Ladies and Gentlemen:
Please refer to that certain Credit Agreement dated as of November 4, 2019 (as modified, amended, restated or supplemented, the “Credit Agreement”) between AllianceBernstein L.P., a Delaware limited partnership, and the Lender referred to therein. Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.
Pursuant to Section 2.6 of the Credit Agreement, we hereby request that a Loan in the principal amount of $______________ be made on [•], 20___. We understand that this request is revocable only as provided in Section 2.6 of the Credit Agreement, and, upon becoming irrevocable in accordance with Section 2.6, is binding on us and obligates us to accept the requested Loan on such date.
We hereby certify that (a) the aggregate outstanding principal amount of the Loan~~s~~ at the open of business on today’s date (prior to giving effect to any additional borrowing or any repayment to occur on today’s date) is $ ________________, (b) the net aggregate principal amount of the Loan~~s~~ to be outstanding at the close of business on the Drawdown Date for the Loan requested hereby will be $ _______________, (c) we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement, (d) no Default has occurred and is continuing and (e) all conditions precedent to the Loan requested hereby set forth in Section 10 of the Credit Agreement have been duly satisfied or waived.
Very truly yours,
ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:

EXHIBIT C
to
the Credit Agreement
[ALLIANCEBERNSTEIN L.P. LETTERHEAD]
[Address of the Lender]
The Lender as defined in the Credit Agreement referred to below
Attention:    ______________________

Re:	Compliance Certificate under Credit Agreement dated as of November 4, 2019
Ladies and Gentlemen:
Please refer to that certain Credit Agreement dated as of November 4, 2019 (as modified, amended, restated or supplemented, the “Credit Agreement”) between AllianceBernstein L.P. (the “Borrower”), a Delaware limited partnership, and the Lender referred to therein. Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.
This is a certificate delivered pursuant to Section 6.2(c) of the Credit Agreement with respect to compliance with the financial covenants as set forth in Section 8 of the Credit Agreement. This certificate has been duly executed by the principal financial officer, treasurer or general counsel of the Borrower.
1.    No Default. To the best of the knowledge and belief of the undersigned, no Default has occurred and is continuing under the Credit Agreement. Attached hereto as Appendix I are all relevant calculations setting forth the Borrower’s compliance with Section 8 of the Credit Agreement as at the end of or, if required, during the [**annual or quarterly**] period covered by the financial statements delivered herewith, together with the reconciliations to reflect changes, if any, in GAAP since December 31, 2018.
2.    Financial Statements. The Borrower is delivering to the Lender the financial statements required pursuant to Section 6.2(a)(i) and (ii) or (b), as applicable, of the Credit Agreement. [Also delivered herewith is a reconciliation of the covenant calculations and the financial statements of the Borrower to the extent they differ as the result of changes in GAAP since December 31, 2018.]
IN WITNESS WHEREOF, the undersigned has signed this certificate on this day of ___________, 20____.
ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:

APPENDIX I
Compliance Calculations

A. Consolidated Leverage Ratio.
1. Consolidated Adjusted Funded Debt =		$_______________
2. Consolidated Adjusted Cash Flow =
(a) EBITDA:
(i) Consolidated Net Income (or Loss)	$_______________
(ii) to the extent deducted in determining Consolidated Net Income (or Loss):
(w) income taxes	$_______________
(x) interest (whether paid or accrued, but without duplication of interest accrued for previous periods)	$_______________
(y) depreciation	$_______________
(z) amortization	$_______________
EBITDA = clause A(2)(a)(i) plus clauses A(2)(a)(ii)(w), (x), (y) and (z)	$_______________
plus
(b) non-cash charges (other than for depreciation and amortization) to the extent deducted in computing Consolidated Net Income (or Loss)	$_______________
less
(c) earnings resulting from any reappraisal, revaluation, or write-up of assets	$_______________
Consolidated Adjusted Cash Flow = clauses A(2)(a) plus clause A(2)(b) less clause A(2)(c)		$_______________
3. Consolidated Leverage Ratio = ratio of clause A(1) to clause A(2):		___________to 1.00
Covenant: Consolidated Leverage Ratio not to exceed 3.0 to 1.00
Compliance: yes/no
B. Consolidated Interest Coverage Ratio.
1. Consolidated Adjusted Cash Flow =		$_______________
2. Consolidated Interest Charges = the sum of	$_______________
(a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding any of the foregoing items incurred in connection with Broker-Dealer Debt) $
$_______________
(b) the portion of rent expense of the Borrower and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP	$_______________	$
(c) the portion of Synthetic Lease Obligations that is treated as interest in accordance with GAAP	$_______________
Consolidated Interest Charges = clauses B(2)(a) plus clause B(2)(b) plus clause B(2)(c)		$_______________
3. Consolidated Interest Coverage Ratio = ratio of 4.00 to 1.00 clause B(1) to clause B(2):		_________ to 1.00
Covenant: Consolidated Interest Coverage Ratio not to be less than 4.00 to 1.00
Compliance: yes/no

EXHIBIT D
to
the Credit Agreement
FORM OF SIDLEY OPINION LETTER
(See attached)